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                                                                    EXHIBIT 10.2















                            TURNKEY PROJECT AGREEMENT


                                     BETWEEN


                                   IMPSAT S.A.


                                       AND


                           NORTEL NETWORKS CORPORATION

                                       AND

                        NORTEL NETWORKS DE ARGENTINA S.A.



                          DATED AS OF SEPTEMBER 6, 1999





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TABLE OF CONTENTS                                                                                                PAGE
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ARTICLE I. DOCUMENTS FORMING THE ENTIRE AGREEMENT.................................................................2


ARTICLE II. DEFINITIONS...........................................................................................3

                       2.1      Certain Definitional Provisions...................................................3
                       2.2      Definitions.......................................................................3

ARTICLE III. SCOPE OF WORK AND RESPONSIBILITIES..................................................................14

                       3.1      Scope of Work....................................................................14
                       3.2      Network Overview.................................................................14
                       3.3      Design, Engineering and Maintenance Services.....................................15
                       3.4      Equipment, Structures and Network Software.......................................16
                       3.5      Installation and Commissioning...................................................16
                       3.6      Responsibilities of Vendor -- General............................................17
                       3.7      Responsibilities of Impsat -- General............................................19
                       3.8      Responsibilities - Applicable Permits............................................20
                       3.9      Engineering Certification........................................................21
                       3.10     Interoperability.................................................................21
                       3.11     Safety and Security..............................................................21
                       3.12     Inspection Right.................................................................22
                       3.13     Operating Manuals................................................................23
                       3.14     Maintenance Manuals..............................................................23
                       3.15     Standards for Operating and Maintenance Manuals..................................24
                       3.16     RF Engineering...................................................................25
                       3.17     Site Acquisition and Rights of Way...............................................25

ARTICLE IV. PROJECT IMPLEMENTATION...............................................................................26

                       4.1      Impsat Project Manager...........................................................26
                       4.2      Vendor Project Manager...........................................................26
                       4.3      Network Implementation Project; Project Implementation Plan......................26
                       4.4      Impsat Requested Delays in Shipment of Equipment.................................26
                       4.5      Change Orders and Directed Changes...............................................27
                       4.6      Project Progress Reporting.......................................................28
                       4.7      Work Staffing....................................................................28
                       4.8      Force Majeure and Delay Attributable to Impsat...................................29
                       4.9      Records and Communications.......................................................30
                       4.10     Impsat Review, Comment and Approval..............................................30
                       4.11     Quality Assurance................................................................30
                       4.12     Training.........................................................................31
                       4.13     Performance Bond.................................................................31
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ARTICLE V. ACCEPTANCE TESTING....................................................................................31

                       5.1      Acceptance Testing - General.....................................................31
                       5.2      Notification; Presence at Acceptance Tests.......................................31
                       5.3      Acceptance Test Reports and Acceptance Certificates..............................31
                       5.4      Punch Lists, Correction of Defects; Costs and Expenses...........................32
                       5.5      In Revenue Service...............................................................33
                       5.6      Provisional Acceptance...........................................................33
                       5.7      Final Acceptance.................................................................34

ARTICLE VI. SPARE PARTS; POST-COMMISSIONING SUPPORT..............................................................35

                       6.1      Spare Parts......................................................................35
                       6.2      Product Support Services; Emergency Technical Assistance Services................35

ARTICLE VII. INTELLECTUAL PROPERTY RIGHTS........................................................................36

                       7.1      Background IPR and Foreground IPR................................................36
                       7.2      Vendor License...................................................................36
                       7.3      Impsat's Obligations Regarding Software Elements.................................37
                       7.4      Assignment.......................................................................38
                       7.5      Sublicensing.....................................................................39
                       7.6      Software Element Maintenance and Support.........................................39

ARTICLE VIII. NOTIFICATION OF DEVELOPMENTS.......................................................................40

                       8.1      Industry Developments............................................................40
                       8.2      Vendor Developments..............................................................40

ARTICLE IX. PRICING AND PAYMENT PROVISIONS.......................................................................41

                       9.1      Product List and Pricing Schedule................................................41
                       9.2      Invoicing and Payments...........................................................41
                       9.3      Vendor Financing.................................................................43
                       9.4      Disputed Invoices................................................................45
                       9.5      Late Payments....................................................................45
                       9.6      Right of Offset..................................................................45
                       9.7      Taxes............................................................................46

ARTICLE X. SHIPPING, LOGISTICS, IMPORTATION; TITLE AND RISK OF LOSS..............................................48

                       10.1     Title and Risk of Loss - General.................................................48
                       10.2     Shipping.........................................................................49
                       10.3     Importation and Inland Transportation............................................49
                       10.4     Export and Import Licenses and Work Permits......................................49

ARTICLE XI. INSURANCE  50

                       11.1     Maintenance of Insurance.........................................................50
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                       11.2     Additional Requirements..........................................................51
                       11.3     Subcontractors' Insurance Requirements...........................................52
                       11.4     Evidence of Insurance............................................................52

ARTICLE XII. PRODUCT WARRANTIES..................................................................................52

                       12.1     Equipment and Services Warranty..................................................52
                       12.2     Software Warranty................................................................53
                       12.3     Civil Work Warranty..............................................................54
                       12.4     Warranty Limitations.............................................................55

ARTICLE XIII. INDEMNITIES AND LIMITATIONS ON LIABILITY...........................................................56

                       13.1     Vendor Indemnity.................................................................56
                       13.2     Impsat Indemnity.................................................................57
                       13.3     No Limitation on Other Rights....................................................58
                       13.4     Limitation.......................................................................58
                       13.5     Cooperation......................................................................58
                       13.6     Defense of Claims................................................................58

ARTICLE XIV. FAILURE TO DELIVER AND EARLY COMPLETION.............................................................59

                       14.1     Vendor's Failure to Deliver on Time..............................................59
                       14.2     Vendor's Early Completion........................................................60
                       14.3     Performance Related Damages......................................................60

ARTICLE XV. REPRESENTATIONS AND WARRANTIES.......................................................................61

                       15.1     Representations and Warranties of the Vendor.....................................61
                       15.2     Representations and Warranties of Impsat.........................................61

ARTICLE XVI. TERM AND TERMINATION................................................................................62

                       16.1     Term.............................................................................62
                       16.2     Termination......................................................................62
                       16.3     Impsat's Option Upon Termination.................................................63

ARTICLE XVII. USE OF SUBCONTRACTORS..............................................................................64

                       17.1     Consent Required for Vendor to Subcontract.......................................64
                       17.2     Use of Subcontractors............................................................64
                       17.3     Vendor Warranties................................................................65
                       17.4     Payments to Subcontractors.......................................................65
                       17.5     Removal of Subcontractor or Subcontractor's Personnel............................65
                       17.6     Subcontractor Insurance; Compliance with Local Laws..............................66
                       17.7     No Effect of Inconsistent Terms in Subcontracts..................................66
                       17.8     Additional Restrictions..........................................................66

ARTICLE XVIII. GOVERNING LAW; DISPUTE RESOLUTION.................................................................66
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                       18.1     Governing Law....................................................................66
                       18.2     Informal Dispute Resolution......................................................66
                       18.3     Agreement to Resolve Disputes by Arbitration.....................................67
                       18.4     Arbitration Awards...............................................................68

ARTICLE XIX. MISCELLANEOUS.......................................................................................68

                       19.1     Expenses.........................................................................68
                       19.2     Relationship of the Parties......................................................69
                       19.3     Notices..........................................................................69
                       19.4     Headings.........................................................................70
                       19.5     Severability.....................................................................70
                       19.6     Waiver...........................................................................70
                       19.7     Entirety of Agreement; No Oral Change............................................70
                       19.8     The Parties' Right to Assign.....................................................71
                       19.9     Confidentiality..................................................................71
                       19.10    Binding Effect...................................................................73
                       19.11    Counterparts.....................................................................73

Exhibits

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
                  Exhibit A         Network Design Plan
                  Exhibit B         Description of Network Management System
                  Exhibit C         Description of Functional Units and Coefficients for Liquidated Damages and
                                    Bonuses
                  Exhibit D         Project Implementation Plan
                  Exhibit E         On-Going ECC Services
                  Exhibit F         Acceptance Test Procedures
                  Exhibit G         Accommodation Plan and Description of Civil Engineering Services
                  Exhibit H         Special Considerations Related with Telecommunications Products
                  Exhibit I         Technical Support Provisions
                  Exhibit J         Operations and Maintenance
                  Exhibit K         Training Strategy and Plans
                  Exhibit L         Technical Specifications of Equipment, Optic Fiber and Civil Work
                  Exhibit M         Product List and Pricing Schedule
                  Exhibit N         Standby Letter of Credit

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TURNKEY PROJECT AGREEMENT

                  This Turnkey Project Agreement (this "Agreement") is entered into as of the 3rd day of September, 1999 by and among IMPSAT S.A., a company organized under the laws of Argentina ("Impsat"), Nortel Networks Corporation, a corporation organized under the laws of Canada ("NNC"), and Nortel Networks de Argentina S.A., a corporation organized under the laws of Argentina ("Nortel-Argentina") and, together with NNC, the "Vendor") (the Vendor, together with Impsat, collectively referred to as the "Parties").

RECITALS:

                  WHEREAS, IMPSAT Corporation ("Impsat Corp."), the parent company of Impsat, desires for its subsidiaries to construct and operate a telecommunications network in several countries throughout Latin America (the "Project"), with Phase I of the Project encompassing Argentina and Brazil, as specified in the Network Design Plan attached hereto as Exhibit A (the "Network," as more fully defined herein); and

                  Whereas, Impsat Corp. issued a request for proposal ("RFP") on August 14, 1998 with respect to the potential issuance of a contract for engineering consulting services with respect to the Project (the "ECC"), including the design, deployment and development of the Project, which RFP included Impsat Corp.'s minimum requirements with respect to the ECC; and

                  Whereas, NNC responded to the RFP for the ECC on October 22, 1998 with a written proposal, and Impsat Corp. and NNC subsequently exchanged additional information with respect to Impsat Corp.'s requirements and NNC's willingness to meet such requirements; and

                  Whereas, Impsat Corp. subsequently determined that the best interests of the Project would be served by having the Project constructed on a turnkey basis, rather than having separate companies perform engineering services and equipment procurement services; and

                  Whereas, Impsat Corp. issued a second RFP with respect to the provision of Phase 1 of the Project on a turnkey basis, and Vendor received from Impsat on or about December 23, 1998 a series of documents detailing the scope of and performance requirements for the Network, including a project master plan, price sheets, basic descriptions of the Project, drawings and specifications and a negotiations framework; and

                  WHEREAS, in response to these documents, Vendor submitted a series of offers to Impsat on or about March 22, 1999 detailing Vendor's plans for designing and building the Network in accordance with Impsat's requirements, including a technical proposal, a commercial proposal and other additional proposals; and

                  WHEREAS, Impsat Corp. and NNC have entered into that certain Letter of Intent dated May 17, 1999, as subsequently extended on July 26, 1999 and August 17, 1999 (the "LOI"), in which the parties thereto agreed to preliminary terms and conditions regarding the Network; to negotiate further in order to finalize definitive documentation for the implementation of the Network; and for the Vendor to commence work on certain aspects of the Network; and

                  WHEREAS, the Parties desire to provide for the Vendor to undertake all work and supply all goods and services necessary for the design, planning, manufacturing, procurement, supply, delivery, integration and installation of equipment, construction of facilities, and testing and commissioning of the Network, on a "turnkey" basis, all on the terms and conditions set forth herein; and

                  WHEREAS, the Parties have agreed to enter into this Agreement to govern their relationship with respect to the design and construction of the portion of the Network located in Argentina (the "Subnetwork"), and IMPSAT Comunicacoes Ltda., a Subsidiary of Impsat Corp., NNC and Northern Telecom do Brasil Comercio e Servicos Ltda., a Subsidiary of NNC ("Nortel-Brazil"), are simultaneously entering into a similar agreement to govern their relationship with respect to the design and construction of the portion of the Network located in Brazil (the "Companion Subnetwork");

                  NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Impsat and the Vendor hereby agree as follows:

                                   ARTICLE I.
                     DOCUMENTS FORMING THE ENTIRE AGREEMENT

                  This Agreement consists of the commercial terms and conditions contained in the body of this Agreement, and the following Exhibits, which shall be read and construed as part of this Agreement:

                  Exhibit A         Network Design Plan
                  Exhibit B         Description of Network Management System
                  Exhibit C         Description of Functional Units and Coefficients
                                     for Liquidated Damages and Bonuses
                  Exhibit D         Project Implementation Plan
                  Exhibit E         On-Going ECC Services
                  Exhibit F         Acceptance Test Procedures
                  Exhibit G         Accommodation Plan and Description of Civil
                                    Engineering Services
                  Exhibit H         Special Considerations Related with Telecommunications
                                     Products
                  Exhibit I         Technical Support Provisions
                  Exhibit J         Operations and Maintenance
                  Exhibit K         Training Strategy and Plans
                  Exhibit L         Technical Specifications of Equipment, Optic
                                     Fiber and Civil Work
                  Exhibit M         Product List and Pricing Schedule
                  Exhibit N         Letter of Credit

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                  The Exhibits listed above have no order of precedence. In the event of any conflict or inconsistency between the terms and conditions contained in this Agreement and the above Exhibits, the terms and conditions contained in the Agreement shall prevail, except with respect to Exhibits A, E, G, H, I, J and L, provided, however, that in no event shall any Exhibits prevail over Articles VII, IX, XII and XIII, except as otherwise specifically provided for in Section 9.1. In the event of any conflict or inconsistency between the terms and conditions in the NNCPs and any other documents provided by Vendor, the terms and conditions contained in this Agreement and the terms and conditions contained in the Exhibits shall prevail.

                                   ARTICLE II.
                                   DEFINITIONS

         2.1 Certain Definitional Provisions.

                  (a) When used without definition in any Contract Document, a capitalized term that is defined in this Agreement shall have the meaning provided herein.

                  (b) The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection and Exhibit references are to this Agreement unless otherwise specified.

                  (c) The meanings given to terms defined in this Agreement are equally applicable to both the singular and plural forms and derivative forms of such terms.

                  (d) When used in this Agreement, the terms "include," "includes" and "including" are not limiting.

         2.2 Definitions.

                  As used in this Agreement, the following capitalized terms have the following meanings:

                  "Acceptance Testing for Provisional Acceptance" has the meaning specified in Section 5.6.

                  "Acceptance Tests" means, collectively, the performance and reliability demonstrations, if applicable, and the tests to be performed in accordance with the applicable Acceptance Test Procedures, or other such demonstrations and tests as agreed to by the Parties.

                  "Acceptance Test Procedures" means, collectively, the test procedures described in Exhibit F specifying the purposes, testing principles, test specifications, test procedures and success criteria for each of the Acceptance Tests.

                  "Accommodation Plan" means the Accommodation Plan and Description of Civil Engineering Services attached hereto as Exhibit G.

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                  "Affiliate" when used with respect to any Person, means any other Person that controls, is controlled by or is under common Control with such Person, whether through ownership of voting securities or otherwise. Notwithstanding the foregoing, no Governmental Entity shall be considered an Affiliate of any Person.

                  "Aggregate Price" has the meaning specified in Section 9.1.

                  "Agreement" has the meaning specified in the prefatory paragraph hereto.

                  "Applicable Laws" means, as to any Person, all laws, statutes, rules, regulations, codes, treaties, ordinances, judgments, decrees, injunctions, writs, orders, directives and stipulations of any Governmental Entity, and interpretations thereof, in any jurisdiction or country (i) applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or (ii) having jurisdiction over all or any part of the Subnetwork or the Work to be performed pursuant to the terms of this Agreement.

                  "Applicable Permits" means any franchise, permit, authorization, concession, approval, license (including export/import licenses), order, waiver or similar instrument (including any of the foregoing relating to land use, building and occupancy permits and "roofrights") of or from any Governmental Entity having jurisdiction over all or any part of the Subnetwork or the Work to be performed pursuant to the terms of this Agreement or of or from any other Person to the extent necessary to perform and complete the Work.

                  "Background IPR" of NNC and its Subsidiaries or of Impsat and its Subsidiaries means any IPR of such party, or any IPR licensed from a third-party by such party, that is conceived, created, or developed prior to, or independent of, any Work or Service performed under this Agreement.

                  "Building Infrastructure" means, with respect to any Network Element Facility, the grounding , the air-conditioning systems (both general and special), the fire alarm and extinguisher systems, elevators, water and sewer systems, the uninterruptible power supply ("UPS"), the main power boards, the power distribution boards, the towers, the transformers, the power generators, the electrical rectifiers and batteries, the cable and equipment ladders, trays and racks, the technical floors, the security systems, the environmental telesupervision systems, the auxiliary lighting systems and all other infrastructure subsystems required for a Network Element Facility to function properly.

                  "Business Day" means any day other than Saturday or Sunday or a day that is a public holiday in Argentina.

                  "Cable Trench" means a facility that holds a portion of fiber optic cable and associated conduit and splicing chambers and that, in the case of subterranean construction is buried, and in the case of aerial construction is attached to a structure such as a bridge.

                  "Change Order" has the meaning specified in Section 4.5.

                  "Change Proposal" has the meaning specified in Section 4.5.

                  "Change Request" has the meaning specified in Section 4.5.

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                  "Civil Work" means the performance of labor and furnishing of materials necessary for the construction of a Network Element Facility, including the Installation of all Building Infrastructure elements related to such Network Element Facility, the demolition and renovation of existing structures, and the laying of conduit and fiber optic cable and the splicing and testing of such fiber optic cable, all in accordance with the Contract Documents.

                  "Claim" has the meaning specified in Section 13.6.

                  "Claim Notice" has the meaning specified in Section 13.6.

                  "Completion Report" means, with respect to each Network Element Facility, each Network Subsystem and each Functional Unit, a project completion report prepared by Vendor and containing the following information:
(i) a summary of the results of Acceptance Tests with respect to such Network Element Facility, Network Subsystem or Functional Unit, (ii) specifications, data sheets, plans and drawing plans, (iii) customary documentation with respect to the Subnetwork and such Functional Unit, Network Subsystem or Network Element Facility, including, without limitation, "As Builts," (v) a Punch List and (vi) all other information related to the Work hereunder reasonably requested by Impsat.

                  "Configuration Engineering" means the engineering required to establish configuration of a Network Element, including preparing component inventory and layout drawings, Equipment labels, cable tray layout drawings, drawings and specifications required by any Governmental Entity, "as-built" drawings and Documentation, and the design, power distribution and supply for each of the Network Elements.

                  "Contract Documents" means this Agreement, including all of the Exhibits listed in Article I, as amended or supplemented from time to time.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "controlled" have meanings correlative thereto.

                  "Damages" has the meaning specified in Section 13.1(b)(i).

                  "Defects and Deficiencies," "Defects or Deficiencies" or "Defective" means any one or a combination of the following or items of a similar nature:

                  (a) when used with respect to the performance of Services, such Services that are not provided in a workmanlike manner and in accordance with applicable provisions of the Contract Documents;

                  (b) when used with respect to Work other than Services (including without limitation Structures, materials, Equipment and Network Software), such items that are not (i) new, of good quality and free from improper workmanship and defects in accordance with the Contract Documents, good procurement, manufacturing and construction standards and Applicable Laws, or
(ii) free from errors and omissions in design or engineering services in light of such standards or Applicable Laws; or

                  (c) in general, (i) Work that does not conform to the Contract Documents, (ii) Work that is not free from corrosion, erosion, foundation defects, subsidence or other degradation due to moisture, or (iii) any design, engineering, start-up activities, materials, Structures, Equipment, or any portion thereof, Network Software, tools, supplies, Installation or Training that (1) does not conform to the Contract Documents, (2) has improper or inferior workmanship, (3) would materially and adversely affect the ability of the Network, the Subnetwork and/or any Functional Unit and/or any material part thereof to meet any applicable provisions of the Contract Documents on a consistent and reliable basis, or (4) would materially and adversely affect the continuous operation of any Functional Unit, the Subnetwork as a whole, the Network as a whole, or any material portion thereof.

                  "Directed Change" has the meaning specified in Section 4.5(c).

                  "Documentation" means (i) collectively, all applicable documentation for the Network, the Subnetwork, any Functional Unit, any Network Subsystem, any Network Element Facility, any Product and any material component of any of the foregoing (including all Operating Manuals and Maintenance Manuals), and (ii) any individual item(s) comprised in such documentation.

                  "Emergency Technical Assistance Services" or "ETAS" means the provision of emergency technical assistance services to Impsat pursuant to
Exhibit I for the purpose of diagnosing and resolving a problem which adversely affects the Network, the Subnetwork and/or any Functional Unit and/or a material part, portion or component thereof, its operation and/or its service.

                  "Engineering" means all of the engineering and design work required to be done by the Vendor in connection with the Network to ensure that the operation of the Network conforms to the requirements of the Contract Documents, including the Specifications and Standards, and includes without limitation RF Engineering, Configuration Engineering, Network Interconnection Engineering and Facilities Engineering.

                  "Equipment" means all equipment, hardware, materials and other items of property which are required to construct the Subnetwork, each Functional Unit and/or any portion thereof, and the NMS, together with all embedded firmware and hardwired logic and all ancillary systems, in accordance with the Specifications and Standards and the other provisions of the Contract Documents, including, (i) as the context may require, additional equipment required as a result of any Expansion(s) or enhancements or upgrades to any of the foregoing, (ii) all equipment, hardware and other materials that are part of the Building Infrastructure and (iii) all Telecommunications Equipment. For the avoidance of doubt, the term "Equipment" does not include the Software Elements, nor any Network Software other than embedded and non-downloadable firmware stored in a semiconductor device or other hardwired logic that constitute an integral part of any Item of Equipment.

                  "Event of Bankruptcy" means the commencement by or against either Party of a voluntary or involuntary case or other proceeding seeking liquidation, reorganization, concordata or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part or its property, or if either Party shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or if either party shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; provided, however, that with respect to an involuntary case or proceeding brought against any Party, an Event of Bankruptcy shall only occur if such case or proceeding is not dismissed within sixty (60) days of being filed.

                  "Expansions" means any additional Products incorporated into the Network, or Services related thereto arising from any modification by Impsat after the date of this Agreement to the Specifications and Standards, the Performance Criteria set forth in the Network Design Plan, or the Project Milestones set forth in the Project Implementation Plan, that result in a change to the Subnetwork and/or any Functional Unit and/or any material portion thereof, including the extension or expansion of the Subnetwork and/or any Functional Unit (i) into geographic areas outside of those covered by the Functional Units identified in the Network Design Plan, or (ii) to increase capacity, coverage, performance, service features or capabilities of the Subnetwork and/or any Functional Unit or portion thereof beyond that specified in the Contract Documents. Expansions shall not include any additional Products or Services required to meet the Specifications and Standards.

                  "Facilities Engineering" means the engineering required to design each Network Element Facility, including performing building layout and preparing drawings and relevant specifications for the construction of the buildings, towers, generators, Building Infrastructure, fiber optic cable, conduit and splicing chambers, and antennae support, and all other items required to make the Network Element Facility functional in accordance with the Network Design Plan and the Accommodation Plan and the other provisions of the Contract Documents. Facilities Engineering does not include Configuration Engineering.

                  "Facilities Preparation Services" means all Facilities Engineering, Civil Work, Site Plan Architectural Work, Structural Architectural Work and Utilities Work, in accordance with the requirements of the Accommodation Plan and the other provisions of the Contract Documents. Facilities Preparation Services does not include Site Acquisition.

                  "Final Acceptance" has the meanings specified in Section 5.7.

                  "Final Overall Network Acceptance" has the meaning specified in Section 5.7(c).

                  "Final RF Engineering Plan" has the meaning specified in
Section 3.16.

                  "Final RF Review Period" has the meaning specified in Section 3.16.

                  "Force Majeure" means, with respect to any Party, any cause which is beyond the reasonable control of such Party, including, but not limited to, the elements; fires; explosions and other accidental events; acts of God such as floods, earthquakes or tempests; riots; civil disturbances; wars; states of belligerency or acts of the public enemy; general strikes; or the actions or failure to act of any Governmental Entity.

                  "Foreground IPR" means any IPR that is conceived, created or developed or contracted to be developed by NNC and its Subsidiaries or Subcontractors, or by Impsat and its Subsidiaries, in the course of performing any Work or Services pursuant to this Agreement and the LOI.

                  "Functional Specifications" has the meaning specified in
Section 3.2.

                  "Functional Unit" shall mean any segment of the Subnetwork described on Exhibit C or so labeled by the Parties, each of which shall be capable upon the completion thereof of achieving In Revenue Service independently from the rest of the Subnetwork.

                  "Governmental Entity" means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Headend" means a certain type of Network Element Facility described and identified on Exhibit G.

                  "ICC" means the International Chamber of Commerce.

                  "Impsat" has the meaning specified in the prefatory paragraph to this Agreement.

                  "Impsat Direct Competitors" means business entities that provide telecommunications services similar to and in competition with the services provided by Impsat.

                  "Impsat License" has the meaning specified in Section 7.1(c).

                  "Impsat Project Manager" has the meaning specified in Section 4.1.

                  "Impsat-Provided Equipment" means the Equipment listed in Exhibit D which Impsat has the responsibility to provide to Vendor pursuant to
Section 3.7 for integration into the Subnetwork, and all necessary equipment and services to link (via satellite or some other means) the Subnetwork to the Companion Subnetwork.

                  "In Revenue Service" means the commercial operation of the Network, the Subnetwork or a Functional Unit thereof, exclusive of operation for purposes of conducting Acceptance Tests.

                  "Inspector" means any qualified Person designated as an authorized representative of Impsat assigned to make inspections of the Work, or of the labor, materials, Services and Products furnished or being furnished by the Vendor or by any of its Subcontractors at any Sites where the Vendor or any such Subcontractor is delivering the Work.

                  "Installation" means the performance and supervision by the Vendor of the installation of Products within the Subnetwork and/or any Functional Unit.

                  "Intellectual Property Rights" or "IPR" means any and all rights in any invention, discovery, improvement, utility model, copyright, industrial design or mask work right, and any and all rights of whatever nature in computer software and data, trade secrets, know-how, drawings, specifications, documents, plans, reports, diagrams and other data that has been reduced to writing (whether in physical or electronic form), and any and all intangible rights and privileges of a nature similar to any of the foregoing, in every case in any part of the world and whether or not registered, and shall include all rights in any applications and granted applications for any of the foregoing.

                  "Interoperability" means (i) the ability of the Network, the Subnetwork and/or any Functional Unit and/or any material portion or component thereof to fully interconnect and successfully operate with the equipment and software of the PSTN, public data networks and the internet (and/or any material portion or component thereof), provided that the interfaces of such networks comply with international telecommunications standards and (ii) the ability of each of the Products to operate with one another and to operate with and within the Network, all in conformance with the requirements of the Contract Documents.

                  "Item" means any item listed in the Product List and Pricing Schedule, any item at any time listed in any of the Vendor's price lists, any other item of Equipment or element of the Network Software (including any such item procured from a third-party supplier), and any modifications, enhancements, updates or other revisions of any kind in any such item, or spare parts with respect to any of the foregoing.

                  "Key Persons" has the meaning specified in Section 4.7(a).

                  "Losses" means any liability, damages, judgment, settlement and expenses (including reasonable attorneys' fees and disbursements and the costs of investigations and appeals).

                  "Maintenance Manuals" means the manuals prepared by or to be prepared by the Vendor and the Subcontractors and to be delivered to Impsat pursuant to Section 3.14 containing detailed procedures and specifications for the ongoing maintenance of the Network and/or any part thereof.

                  "Monthly Progress Report" means a progress report of the type described in Exhibit D.

                  "Network" means the telecommunications network referred to in the Recitals hereto together with the Network Management System and the other components and features specified herein and in the other Contract Documents.

                  "Network Design Plan" has the meaning specified in Section
3.1.

                  "Network Element" means one or more Items of Equipment or Network Software that is part of the Subnetwork and/or any Functional Unit thereof.

                  "Network Element Facility" means the Structures, improvements, foundations, roads, grading, fencing, Building Infrastructure and other facilities necessary to house or hold any Network Element and any related Equipment to be located at a particular Site, and all such Network Elements and related Equipment located therein, including without limitation each Headend, Shelter, Node and Cable Trench.

                  "Network Interconnection Engineering" means all the engineering required to connect all Network Elements within the Subnetwork among themselves and to other telecommunications networks, including the Companion Subnetwork.

                  "Network Management System" or "NMS" means all Equipment and Software required to provide functionality including, but not limited to, all network fault management, network management, performance management, configuration management, trouble ticket management, control, and monitoring functions for one or more Functional Units, the Subnetwork as a whole, and the Network as a whole.

                  "Network Software" means all computer software and firmware furnished to Impsat hereunder for use with the Network, the Subnetwork or any Equipment, including computer programs contained on a magnetic or optical storage medium, in a semiconductor device, or in another memory device or system memory or supplied on any other storage medium.

                  "Network Subsystem" shall mean any segment of a Functional Unit described on Exhibit C, each of which may be comprised of various Network Element Facilities.

                  "NNCPs" means Nortel Networks Corporation Practices, which are the Vendor's standard documentation containing descriptive, operating, installation, engineering and maintenance information for Equipment manufactured by the Vendor and the services provided by such Equipment, as amended from time to time by Vendor with respect to all of Vendor's customers.

                  "Node" means a certain type of Network Element Facility described and identified on Exhibit G.

                  "Operating Manuals" means the manuals prepared or to be prepared by the Vendor and the Subcontractors and to be delivered to Impsat pursuant to Section 3.13 containing detailed procedures and specifications for the ongoing operation of the Network and/or any part thereof.

                  "Operator" means Impsat or any Person with whom Impsat contracts to operate the Network, the Subnetwork or any Functional Unit thereof.

                  "Outside Date" means thirty (30) calendar days subsequent to the execution of the Vendor Financing Agreement.

                  "Parties" has the meaning specified in the prefatory paragraph to this Agreement.

                  "Performance Bond" has the meaning specified in Section 4.13.

                  "Performance Criteria" has the meaning specified in Section
3.1.

                  "Permitted IPR Uses" has the meaning specified in Section 7.2(a).

                  "Person" means an individual, partnership, limited partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of whatever nature.

                  "Preliminary Site Acquisition" means the services to be performed by or on behalf of Vendor necessary for identifying and presenting Site alternatives to Impsat as set forth in Section 3.17.

                  "Proceeding" means any third-party claim, demand, action, suit or proceeding of any nature.

                  "Product List and Pricing Schedule" has the meaning specified in Section 9.1.

                  "Products" means, collectively, the Equipment, the NMS, and the Network Software provided or to be provided by the Vendor and/or any Subcontractor pursuant to and in accordance with the terms of this Agreement.

                  "Product Support Services" has the meaning specified in
Section 6.3.

                  "Professional Services" has the meaning specified in Section 3.3(a).

                  "Project" has the meaning specified in the prefatory paragraph to this Agreement.

                  "Project Countries" means Argentina, Brazil, Colombia, Ecuador, Mexico, the United States, Venezuela, Chile, Peru, Uruguay, Paraguay, Bolivia, Panama, and such other countries in the Americas as Impsat may add to the Project, but excluding countries (other than Argentina and Brazil) where either Party is prohibited from transacting business or importing/exporting products or services.

                  "Project Implementation Plan" has the meaning specified in
Section 3.1.

                  "Project Milestones" means the collective reference to the principal project milestone dates and intervals set forth in the Project Implementation Plan.

                  "Provisional Acceptance" has the meanings specified in Section 5.6.

                  "Public Switched Telephone Network" or "PSTN" has the meaning specified in Section 3.3(b)(ii).

                  "Punch List" has the meaning specified in Section 5.4.

                  "Punch List Work" means the items of Work set forth in any Punch List.

                  "QAO" has the meaning specified in Section 4.11.

                  "Reviewers" has the meaning specified in Section 3.12(a).

                  "RF" means radio frequency.

                  "RF Engineering" means radio frequency engineering required in connection with the design of any wireless communication element of the Subnetwork, any Functional Unit or any Network Element.

                  "Rights of Way" means any conditional use arrangement, easement, rights of way or similar rights for railroads, roadways, airways, rivers or other locations over or through which a portion of the Subnetwork will pass.

                  "Services" means, collectively, all of the services to be provided by the Vendor, directly or indirectly through a third party contractor, as part of the Work pursuant to the terms of this Agreement, including Professional Services, Civil Work, Facilities Preparation Services, Preliminary Site Acquisition, Site Plan Architectural Work, Configuration Engineering, RF Engineering, Network Interconnection Engineering, Product Maintenance Services, Product Support Services, OA&M Services, System Support Services, the Site Acquisition tasks to be performed by Vendor, and other repair services as provided in the Contract Documents, performed in accordance with the terms of the Contract Documents, including the Specifications and Standards.

                  "Services and Support Plan" has the meaning specified in
Section 6.2(b).

                  "Shelter" means a certain type of Network Element Facility described and identified on Exhibit G.

                  "Shipment Delay Request" has the meaning specified in Section 4.4.

                  "Site" means any physical location where a Network Element is to be or is located.

                  "Site Acquisition" means the services to be performed by or on behalf of Impsat necessary for acquiring sufficient rights to each Site as set forth in Section 3.17.

                  "Site Acquisition Substantial Completion" means, with respect to any Functional Unit, the point at which Impsat will have acquired, by purchase, lease or otherwise through Site Acquisition, rights to a sufficient number of Sites within the geographic area to be covered by such Functional Unit such that the Performance Criteria specified in the Specifications and Standards applicable to such Functional Unit would be substantially satisfied in the reasonable opinion of Impsat, subject to the reasonable concurrence of the Vendor.

                  "Site Plan Architectural Work" means the preparation by Vendor of architectural and/or engineering drawings, plans and/or specifications necessary to obtain land use permits and/or approvals, building permits and/or approvals and/or conditional use permits, and any other Applicable Permits for any given Network Element Facility.

                  "Software Element" has the meaning specified in Section 7.2.

                  "Spares" has the meaning specified in Section 6.1.

                  "Specifications and Standards" means the collective reference to all specifications, performance criteria and requirements governing the design, Engineering, Products, Facilities Preparation Services, Installation and Services to be performed or supplied by the Vendor in connection with the Subnetwork, the Network and any Expansions, amendments, modifications and/or other revisions thereto made in accordance with the terms of the Contract Documents, including the specifications, performance criteria and requirements set forth in the Functional Specifications, the Technical Specifications, the Performance Criteria and the requirements of Applicable Laws, and in the case of Products manufactured by the Vendor, the NNCPs.

                  "Structural Architectural Work" means the preparation of all architectural drawings and blueprints relating to the structural specifications for a Network Element Facility.

                  "Structure" means any building, tower, supporting structure and any other improvement to real property.

                  "Subcontractor" means a contractor, vendor, supplier, licensor or other Person hired by Vendor or any other Subcontractor of the Vendor who has been hired to assist in certain specified areas of Vendor's performance of its obligations under this Agreement, including performance of any part of the Work.

                  "Subnetwork" has the meaning specified in the prefatory paragraph to this Agreement.

                  "Subsidiary" of a Party means any corporation or other legal entity in which that Party directly or indirectly owns or otherwise Controls more than fifty percent (50%) of the voting stock or shares.

                  "System Support Services" means those Services offered by the Vendor relating to System design, enhancement and optimization.

                  "Tax" means any tax, duty, levy, charge, assessment or custom (including, without limitation, any sales, use, excise, wage and employment tax, VAT, octroi duty, recording, document and fiscal stamps and fees) that is imposed or collected by any taxing authority or agency (domestic or foreign).

                  "Technical Specifications" has the meaning specified in
Section 3.2.

                  "Technical Support Provisions" means the provisions relating to technical assistance to be provided by the Vendor as set forth in Exhibit I attached hereto.

                  "Telecommunications Equipment" means Equipment and associated Software Elements to be used to provide telecommunications services, but specifically excluding all Building Infrastructure.

                  "Term" has the meaning specified in Section 16.1.

                  "Training" means the processes of training and knowledge transfer described in the Training Provisions and the other applicable provisions of the Contract Documents.

                  "Training Provisions" means the procedures and courses described in Exhibit K attached hereto.

                  "Utilities Work" means the installation of electric, water, gas and other utilities and telephone facilities for voice communications in the construction and operation of Network Element Facilities at the Sites.

                  "VAT" means the Argentine Impuesto al Valor Agregado.

                  "Vendor" has the meaning specified in the prefatory paragraph to this Agreement.

                  "Vendor-Controlled Location" has the meaning specified in
Section 3.11(a).

                  "Vendor Direct Competitors" means business entities that design, manufacture, sell and service telecommunications products similar to and in competition with products and services manufactured or provided by Vendor.

                  "Vendor Financing Agreement" shall mean the financing agreement to be entered into between Vendor, as administrative agent and collateral agent, the other lenders party thereto from time to time, and Impsat, as borrower, in connection with the financing by the Vendor of the transactions contemplated hereby.

                  "Vendor IPR" has the meaning specified in Section 7.2(a).

                  "Vendor License" has the meaning specified in Section 7.2(a).

                  "Vendor Project Manager" has the meaning specified in Section 4.2.

                  "Warranty Period" has the meaning specified in Article XII.

                  "Work" means all Products and Services to be provided, procured or performed by the Vendor pursuant to the terms and conditions of the Contract Documents, as necessary to design, establish and operate the Subnetwork (and/or any Expansions) on behalf of Impsat, on a "turnkey" basis and on the terms and conditions set forth herein, including any and all Products and Services which are not expressly included by the terms of this Agreement and which are reasonably required for such turnkey provision of the Subnetwork (and/or any Expansions).

                  "Year 2000 Compliant" means that a product shall properly perform any type of operation with respect to date data before, on or after January 1, 2000.

                                  ARTICLE III.
                       SCOPE OF WORK AND RESPONSIBILITIES

         3.1 Scope of Work.

                  On the terms and subject to the conditions set forth herein, Impsat agrees to purchase from the Vendor, and the Vendor agrees to sell, supply and deliver to Impsat, all Work necessary for: (i) providing to Impsat the Subnetwork and all related ancillary systems and supporting services, on a "turnkey" basis, in accordance with the network design plan prepared by the Vendor and attached hereto as Exhibit A (the "Network Design Plan"), the project plan and schedule attached hereto as Exhibit D (the "Project Implementation Plan") and the Specifications and Standards and the other provisions of the Contract Documents; and (ii) achieving the final milestone as set forth in the Master Plan contained in the Project Implementation Plan. In particular, the Vendor shall manage and complete the Work in accordance with the Project Milestones set forth in the Project Implementation Plan, and the Subnetwork's operation shall consistently satisfy or exceed the performance criteria set forth in the Network Design Plan during the Term of this Agreement (the "Performance Criteria"). The Vendor's responsibility for the design, construction and operation of the Subnetwork and the adequacy thereof shall not in any way be diminished by Impsat's acceptance of Vendor's guidance or recommendations as to engineering standards and design specifications, or by Impsat's suggestions or recommendations on any aspect of the design. All Services, including but not limited to the Installation and the supervision of the Installation and integration processes, to be provided within Argentina shall be performed by Nortel-Argentina or its subcontractors.

         3.2 Network Overview.

                  A description of the Subnetwork's functional specifications, principal features and services to be provided is set forth in the Network Design Plan. The Subnetwork shall include all such functions, features and services set forth in the Network Design Plan and in the other Contract Documents, together with all necessary ancillary systems and supporting services necessary therefor (excluding the features that are expressly and conspicuously labeled as optional). All of such functional specifications, features and services, together with the technical specifications for each Item of Product that are set forth in any Documentation supplied by the Vendor relating to such Item (collectively, "Technical Specifications"), are collectively referred to herein as the "Functional Specifications."

         3.3 Design, Engineering and Maintenance Services.

(a) Until Final Acceptance of the Subnetwork has been achieved, the Vendor shall provide, as an integral part of the Work to be performed by the Vendor hereunder, all Engineering and other design Services necessary to update, adjust, modify and maintain the Network Design Plan in order to complete the Subnetwork (before any Expansions or Change Orders) as described in Exhibit A ("Professional Services") in conformity with the Specifications and Standards and the other provisions of the Contract Documents, including the Engineering and design necessary to describe and detail the Subnetwork. Vendor shall be compensated for any additional engineering and maintenance services agreed to pursuant to Section 4.5 in an amount agreed to pursuant to Section 4.5.

                  (b) As part of the Work, the Engineering to be performed by the Vendor to establish the Subnetwork in accordance with the Contract Documents shall include without limitation the following elements:

                           (i) RF Engineering and electrical engineering and design services;

                           (ii) Network Interconnection Engineering for network interconnection design with the public switched telephone network ("Public Switched Telephone Network" or "PSTN") (including interconnection through the PSTN with other service providers) at each designated interconnection point or as otherwise provided in the Network Design Plan;

                           (iii) civil engineering, architectural services, Preliminary Site Acquisition, Vendor's Site Acquisition duties, Facilities Engineering, Facilities Preparation Services,
                                    Configuration Engineering and Civil Work required to design, construct and install all Structures required for the Subnetwork infrastructure, including co-location facilities, as more particularly set forth in the Accommodation Plan; and

                           (iv) all other engineering required to achieve integration and Interoperability at the Equipment level, the Network Element Facility Level, the Functional Unit level, the Subnetwork level and the Network level.

                  (c) As part of the Work, the Vendor shall perform all Engineering which may be required to meet all interface requirements among all Equipment contained in the Subnetwork (including the Impsat-Provided Equipment) and between the Subnetwork and the Companion Subnetwork.

                  (d) In carrying out the engineering and design services required hereunder, the Vendor shall be solely responsible for identifying any functions or services required to be provided or obtained by Impsat from third parties in connection with the operation of the Subnetwork after Final Acceptance thereof, defining all points of interface between the Subnetwork and such functions or services, and identifying and providing appropriate means and methodologies to remedy any Defects or Deficiencies in the Network Design Plan.

                  (e) The metric system of measurement shall be used in connection with all Work provided by Vendor hereunder and all Impsat-Provided Equipment.

         3.4 Equipment, Structures and Network Software.

                  (a) The Vendor shall design, manufacture, procure, deliver and install all Equipment and perform all Civil Work necessary for the establishment and operation of the Subnetwork in accordance with the Network Design Plan, all other applicable Contract Documents and all Applicable Laws. All Equipment supplied by the Vendor shall be newly manufactured and of Vendor's latest vintage as set forth in Exhibit L, all Structures shall be constructed of new materials, and both the Equipment and Services shall be warranted as set forth in Article XII. In addition, all Products obtained from third-party suppliers shall be obtained in compliance with Section 4.11(b). The principal Subnetwork components and the applicable unit prices therefor shall be as described in the Product List and Pricing Schedule.

                  (b) The Vendor shall furnish all drawings, specifications, design data, preliminary arrangements, outline drawings and "as built" drawings of all Equipment, Structures and fabricated materials to be supplied under this Agreement and all other information as required and in sufficient detail to indicate that such Equipment, Structures and fabricated materials comply with the Specifications and Standards and the other provisions of the Contract Documents. Vendor shall deliver a detailed description of each Software Element contained in the Subnetwork, including its location in the Subnetwork as built, and a history of all Software Element versions used in each such location. In addition, Vendor shall furnish such other information as required and in sufficient detail to indicate that the Network Software complies with the Specifications and Standards and the other provisions of the Contract Documents.

                  (c) All Equipment delivered and installed as part of the Subnetwork shall include all required Network Software and Software Elements, and all other necessary components to enable such Items of Equipment to perform in accordance with the applicable provisions of the Contract Documents and to enable the full Installation, testing, maintenance, interconnection, operation and administration of the Subnetwork and the entire Network (including, without limitation, the NMS). All Network Software and Software Elements supplied by the Vendor shall be the then-current release, and Vendor shall update the delivered Network Software as needed to ensure that all portions of the Subnetwork are using the same release versions at the time of Final Overall Network Acceptance. All such Network Software and Software Elements shall be warranted as provided in Article XII and shall be listed in reasonable detail in the shipping documents, invoices or other documentation therefor.

         3.5 Installation and Commissioning.

                  The Vendor shall be fully responsible for performing all RF Engineering, Facilities Engineering, Preliminary Site Acquisition, Configuration Engineering and Civil Work required for the design, construction and integration of all required Network Element Facilities at each Site in accordance with the Network Design Plan and the Final RF Engineering Plan for each Functional Unit, the Installation of all Products and the placing into service of all such Network Element Facilities and Products comprising the Subnetwork upon completion of construction and Installation as aforesaid and testing as described below. The Vendor shall carry out Installation, testing, integration, optimization, commissioning and in service activation of the Subnetwork and the entire Network (together with all related ancillary hardware and software elements), in accordance with the Project Implementation Plan, the Network Design Plan and the Final RF Engineering Plan. The Vendor shall provide all materials, labor and tools required for construction, Installation, testing, commissioning and optimization of the Subnetwork and Network as a whole.

         3.6 Responsibilities of Vendor -- General.

         Without limiting the generality of Vendor's obligation to sell, supply and deliver to Impsat all Work necessary for providing to Impsat the Subnetwork and all related ancillary systems and supporting services, on a "turnkey" basis, Vendor's responsibilities shall include those listed in this Section 3.6. All Work, including but not limited to the Installation and the supervision of the Installation process, to be provided within Argentina shall be performed by Nortel-Argentina or its subcontractors, and shall be performed in accordance with all Applicable Laws.

         (a) Vendor shall have the following responsibilities related to the construction of required facilities at each Site:

         (i) creating, supervising and maintaining safety precautions and programs for all Sites, in compliance with relevant regulations regarding safety of persons or property and protection against injury, damage or loss;

         (ii) taking reasonable action to prevent, avoid and mitigate injury, damage and loss in the event of any emergency endangering life or property;

         (iii) performing all security services necessary to ensure the safety and security of all Products, all Impsat-Provided Equipment and all facilities at each Site prior to the earlier of the date of In Revenue Service of the Functional Unit in which such Site is included and Final Acceptance of the Subnetwork; and

         (iv) providing, at all reasonable times, on reasonable prior notice and subject to the provisions of Section 3.12, access to representatives of Impsat (x) to the Vendor's plants, premises, storage and deposit areas, already assembled or in operation and to any other places or areas occupied by the Vendor (or its Subcontractors, as far as reasonably practicable) in connection with the Installation and commissioning of the Subnetwork and (y) to documentation related to compliance with applicable labor laws by Vendor and its Subcontractors;

         (v) with respect to any Site which also houses other operations of Impsat or any of its Subsidiaries (unrelated to the Subnetwork), ensuring that the Vendor's work in connection with the Subnetwork does not create unreasonable levels of noise, dust or other disruptions to such other operations;

         (vi)     obtaining basic electrical current hook-up to the Sites;

         (vii) obtaining all Applicable Permits with the relevant entities for the construction of the Sites and obtaining the necessary permits to provide electrical current, water, gas and other utilities to the Sites; and

         (viii) Complying with all Applicable Laws relating to chemical substances, including the presence, storage, use, release and other handling of toxic and hazardous substances during the construction at each Site, provided, however, that Vendor, its Subsidiaries and Affiliates shall not be liable for any pre-existing violations of Applicable Laws by third parties, whether now known or not yet discovered.

         (b) Vendor shall have the following responsibilities arising out of, or in the course of, or caused by, its performance of this Agreement:

         (i) Preliminary Site Acquisition and acquiring those Sites that Impsat has selected pursuant to the terms contained herein;

         (ii) keeping the Subnetwork free from any and all claims, liens, charges or encumbrances arising out of or in connection with performance by any agent, employee, Subcontractor or other Person for whom the Vendor is responsible;

         (iii)    obtaining at Vendor's sole cost and expense all Applicable
                  Permits;

         (iv) obtaining all necessary Rights of Way and paying all administrative costs associated therewith;

         (v) complying with all Applicable Laws during the construction of Network Element Facilities and the Installation and commissioning of the Subnetwork, and obtaining and complying with all Applicable Permits (it being agreed that Impsat shall cooperate as may be reasonably requested in obtaining all such Applicable Permits as provided in Section 10.4);

         (vi) ensuring that the Vendor and its Subcontractors are and remain eligible under all Applicable Laws and Applicable Permits to perform the Work under this Agreement in the various jurisdictions involved;

         (vii) obtaining any export and import authorizations that are needed to allow Impsat to use and enjoy in Argentina the products, information, services and training to be provided hereunder; and

         (viii) providing Impsat with at least ninety (90) days prior written notice of the date on which Impsat is required to provide the link between the Subnetwork and the Companion Subnetwork pursuant to Section 3.7(n).

         (c) The Vendor shall execute and deliver all further instruments and documents, and take all further actions that may be necessary, in order to enable the Vendor to complete performance of the Work or to effectuate the purposes and intent of this Agreement.

         3.7 Responsibilities of Impsat -- General.

         Impsat shall have the following responsibilities arising out of, or in the course of, or caused by, the performance of this Agreement:

         (a) Impsat's Site Acquisition tasks referred to in Section 3.17;

         (b) paying all costs and expenses, including all Taxes and fees, associated with the purchase of Rights of Way, but excluding any of Vendor's administrative costs and expenses associated with obtaining such Rights of Way;

         (c) providing Vendor with the Impsat-Provided Equipment listed in Exhibit D in the quantities, to the specifications and within the timeframe stipulated in the Project Implementation Plan;

         (d) with respect to any Site owned or leased by Impsat, performing required site preparations as set forth in the Accommodation Plan not later than the dates specified therein or in the Project Implementation Plan;

         (e) with respect to Sites that are located at premises owned or leased by Impsat, taking such steps as shall be reasonable under the circumstances to limit access by unauthorized personnel to the areas of such Sites housing Equipment; provided, however, that this responsibility on the part of Impsat shall not limit or reduce the safety and security obligations of Vendor pursuant to section 3.11;

         (f) if required for any changes to day one of the Network, upon the reasonable request of Vendor, providing Vendor with specific data and information related to the proposed operation of the Network necessary for Vendor to design the Network and complete the Work, including data and information related to customer traffic, distribution, services, business plans, marketing and sales plans, legacy systems, Site Acquisition and Rights of Way;

         (g) informing Vendor in a timely manner of any changes or updates to the information Impsat is required to provide under this Section 3.7;

         (h) providing Vendor within a reasonable time with necessary responses and, when appropriate, approvals of, Documentation, Acceptance Test Procedures and Acceptance Test results, and all other required approvals as set forth in Exhibit D to enable Vendor to design, engineer, implement, operate and maintain the Network;

         (i) satisfying Impsat's payment obligations pursuant to Article IX;

         (j) taking reasonable action to prevent, avoid and mitigate injury, damage and loss in the event of any emergency endangering life and/or property;

         (k) obtaining all licenses and consents required for the conduct of Impsat's business and complying with all Applicable Laws, except to the extent that such compliance is Vendor's responsibility as provided in this Agreement or the other Contract Documents;

         (l) providing Vendor and its Subcontractors with timely access to appropriate Impsat personnel and to facilities or areas that are not Sites for purposes of facilitating the Work; provided, however, that Subcontractors who are also Impsat Direct Competitors shall not have such access without the prior written consent of Impsat, which consent shall not be unreasonably withheld or delayed; provided, further, that an Impsat authorized representative must be present whenever an Impsat Direct Competitor visits one of Impsat's facilities or areas that are not otherwise Sites;

         (m) during the Term of this Agreement, providing Vendor and its Subcontractors with access to the Sites that are located at premises owned or leased by Impsat; provided, however, that following In Revenue Service of a Functional Unit, Subcontractors who are also Impsat Direct Competitors shall not have such access to such Functional Unit without the prior written consent of Impsat, which consent shall not be unreasonably withheld or delayed; provided, further, that an Impsat authorized representative must be present whenever an Impsat Direct Competitor visits such Functional Unit; and

         (n) upon ninety (90) days prior written notice by Vendor, providing at Impsat's sole cost and expense the equipment and services necessary to link (via satellite or some other means) the Subnetwork to the Companion Subnetwork, and integrating both the Subnetwork and the Companion Subnetwork with such link.

         3.8 Responsibilities - Applicable Permits.

         (a) Vendor shall have the responsibility for obtaining at Vendor's sole cost and expense all Applicable Permits on Impsat's behalf. Upon written request of Vendor, Impsat shall reasonably cooperate with and assist Vendor in its obligations to obtain all Applicable Permits, to the extent that Impsat's cooperation and assistance are necessary for Vendor to expeditiously and cost-efficiently obtain such Applicable Permits. Impsat agrees to respond reasonably promptly to any such request from Vendor. Vendor will inform Impsat as to any such conditions or responsibilities that will be contained in any Applicable Permit that are not ordinary and routine (based on industry standards and local law) and obtain Impsat's consent thereto prior to arranging for any such Applicable Permit. Impsat (and its representatives and counsel) may, at its sole option, participate in the process of Vendor's obtaining any Applicable Permits to the extent Impsat deems reasonably necessary; provided, that any such participation shall not relieve or alter any of Vendor's obligations under this Agreement with respect to obtaining all Applicable Permits.

         (b) Vendor will cause all Applicable Permits ultimately required to be held by Impsat and not issued in the name of Impsat to be assignable to Impsat and to be assigned to Impsat at the time title to the Subnetwork (or any Functional Unit) is transferred to Impsat pursuant to this Agreement.

         (c) Any delay in obtaining or failure to obtain any Applicable Permit shall not constitute a Force Majeure; provided, however, that a Governmental Entity's refusal or failure to grant an Applicable Permit shall constitute a Force Majeure only if such refusal or failure occurs after Vendor has made all reasonable efforts to obtain such Applicable Permit, including diligently pursuing all available appeals of any denial thereof, and such refusal or denial is not otherwise attributable to Vendor.

         (d) Except for unforeseen changes in Applicable Laws following the commencement of Work on a specific Network Element Facility, Vendor shall be responsible for the payment of any and all costs incurred as a result of the need to vary design, drawings, plans or procedures with respect to such Network Element Facility to comply with any of the circumstances set forth in this
Section 3.8; provided, however, that Vendor is not responsible for any such additional costs generated by Change Orders or Directed Changes requested by Impsat pursuant to Section 4.5.

         (e) Within 30 days after the date of execution of this Agreement, Vendor will deliver to Impsat a detailed list of Applicable Permits that to its knowledge are required to be obtained under current law in order to complete the Work and shall update such list from time to time if it becomes aware of changes in Applicable Permit requirements. Such list, as updated from time to time, shall set forth the projected dates of filing for such Applicable Permits and an estimate of when such Applicable Permits are expected to be obtained.

         3.9 Engineering Certification.

         Vendor shall ensure that all Engineering for which certification is required under Applicable Laws is performed and certified by Vendor or Subcontractor personnel who are professional engineers licensed or otherwise properly qualified to perform such Engineering in all appropriate jurisdictions.

         3.10 Interoperability.

         The Vendor shall achieve Interoperability for all Network Elements, including Impsat-Provided Equipment, and all Functional Units upon the applicable Project Milestones specified in the Project Implementation Plan.

         3.11 Safety and Security.

         (a) To the extent that, and for as long as, the Vendor is in control of any Site within the Subnetwork or any Functional Unit (such a Site, a "Vendor-Controlled Location"), the Vendor shall be solely responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with all such Vendor-Controlled Locations. The Vendor shall comply with all Applicable Laws and Applicable Permits, as well as the Specifications and Standards and other provisions of the Contract Documents bearing on safety of persons or property or protection against injury, damages or loss. The Parties acknowledge and agree: (i) until Final Acceptance of the Subnetwork or In Revenue Service of a given Functional Unit is achieved the Vendor shall be deemed to be in control of all Products, all Impsat-Provided Equipment, tools, designs, Structures (or applicable portions thereof) housing Equipment, and/or Engineering at, in or upon all Sites within such Functional Unit; and (ii) upon the earlier of Final Acceptance of the Subnetwork or In Revenue Service of such Functional Unit, all Sites relating to such Functional Unit shall be deemed to be under the control of Impsat or the Operator of such Functional Unit for purposes of safety and security, without prejudice to the Parties' rights and responsibilities as set forth in Exhibit J.

         (b) During the course of the Work, the Vendor shall perform the security services necessary to ensure the safety and security of all Vendor-Controlled Locations and the Equipment and/or other materials or designs relevant to the Work located thereon.

         3.12 Inspection Right.

(a) Subject to subsections (c) and (d) of this Section 3.12, Impsat and its agents and representatives, including Inspectors (collectively "Reviewers"), shall at all reasonable times with prior notice to Vendor or Subcontractors, and without unreasonably interfering with the Work, have access to the Sites where the Vendor (or any of its Subcontractors, as far as reasonably practicable) is carrying out the Work, in order to, at the Reviewers' expense:

                  (i) inspect all Items of Products and any materials, components (whether finished or otherwise) or manufacturing and quality control processes used during and/or after their manufacturing, in order to determine whether materials, components or processes are in compliance with the applicable provisions of the Contract Documents; and

                  (ii) inspect the Civil Work and the Installation of Products and Impsat-Provided Equipment being performed by the Vendor at any Site in order to determine whether the Vendor's Facilities Preparation Services and construction and Installation work at such Site conform to the applicable provisions of the Contract Documents.

No such inspection by the Reviewers shall affect in any way the warranties or other obligations of the Vendor under this Agreement.

         (b) Whenever any Reviewer chooses to exercise these rights, the Vendor shall:

                  (i) with respect to the inspection of the manufacturing of Products, provide all such rights of access, during normal business hours, to the Vendor's plants, premises, storage and deposit areas, facilities and offices, sources of materials, Equipment being assembled, already assembled or in operation, Equipment being performance-tested or tested to the Vendor's specifications and to any other places or areas occupied by the Vendor in connection with the Work, and afford such cooperation as may be reasonably required by the Reviewers to conduct such inspection (providing the Reviewers with temporary office space and services to the extent necessary); and

                  (ii) with respect to the inspection of the Vendor's or its Subcontractors' construction and Installation work, ensure that the Vendor's or its Subcontractors' personnel at the applicable Site provides to the Reviewers all reasonable access and cooperation.

         (c) The provisions of subsection (a) of this Section 3.12 shall not give Vendor Direct Competitors the right to access the Vendor's or its Subcontractors' facilities or areas that are not otherwise Sites, without the prior written consent of the Vendor, such consent not to be unreasonably withheld or delayed. A Vendor authorized representative must be present whenever a Vendor Direct Competitor visits one of Vendor's or its Subcontractors' facilities or areas that are not otherwise Sites. In addition, the provisions of subsection (a) of this Section 3.12 shall not give an Inspector the right to assemble, disassemble, rectify, modify or undertake any task unrelated to inspection with respect to any Equipment or Civil Work so long as such Equipment or Civil Work remains under the responsibility of Vendor pursuant to the terms of this Agreement, without the prior written consent of the Vendor.

         (d) Notwithstanding anything herein to the contrary, the right of access of the Reviewers pursuant to this Section shall be subject to: (i) the reasonable confidentiality, safety and security requirements relating to each site subject to such right of access; and (ii) such Reviewers' non-interference with the Work and other work being performed at such sites and not materially affecting the Vendor's productivity.

         (e) Any exercise of or failure to exercise any right to Impsat to inspect, audit, visit or to observe any part of the Work shall not be construed as limiting any obligation of Vendor hereunder.

         3.13 Operating Manuals.

         The Vendor shall provide Impsat with Operating Manuals in accordance with this Section as soon as they are reasonably available but in no event later than the earlier to occur of (i) the date agreed to by the Parties or (ii) thirty (30) days prior to Provisional Acceptance of any Functional Unit. The Vendor shall provide Impsat with four (4) printed sets and two (2) electronic versions on CD-ROM of the Operating Manuals for each Functional Unit and for the entire Subnetwork, and Impsat shall be permitted to make additional copies of such Operating Manuals as reasonably needed for use by Impsat or an Operator to operate each Functional Unit and the entire Subnetwork. The Operating Manuals shall be prepared in accordance with the requirements of Section 3.15 and the other provisions of the Contract Documents, and in sufficient detail to accurately represent the Subnetwork and all of its component Network Elements as constructed and shall specify clear procedures for operation and management of the Network. Operating Manuals with up to date drawings, specifications and design sheets shall be available for the Training as set forth in the Training Provisions. As of the time of Final Overall Network Acceptance, Vendor shall provide updates, if applicable, to all Operating Manuals to address the operation of the Network overall, including providing "as built" drawings.

         3.14 Maintenance Manuals.

         The Vendor shall provide Impsat Maintenance Manuals in accordance with this Section as soon as they are reasonably available but in no event later than the earlier to occur of (i) the date agreed to by the Parties or (ii) thirty
(30) days prior to Provisional Acceptance of any Functional Unit. The Vendor shall provide Impsat with four (4) printed sets and two (2) electronic versions on CD-ROM of the Maintenance Manuals for each Functional Unit and for the entire Subnetwork, and Impsat shall be permitted to make additional copies of such Maintenance Manuals as reasonably needed for use by Impsat or an Operator to properly maintain each Functional Unit and the entire Subnetwork. The Maintenance Manuals shall be prepared in accordance with the requirements of
Section 3.15 and the other provisions of the Contract Documents, and in sufficient detail to accurately represent the Network and all of its component Network Elements as constructed and will set forth procedures for inspection and maintenance of the Subnetwork and any part thereof. Maintenance Manuals with up to date drawings, specifications and design sheets shall be available for the Training set forth in the Training Provisions. The Maintenance Manuals shall include the volumes compiled by the Vendor containing all Subcontractor-furnished product maintenance data. As of the time of Final Overall Network Acceptance, Vendor shall provide updates, if applicable, to all Maintenance Manuals to address the operation and maintenance of the Network overall, including providing "as built" drawings.

         3.15 Standards for Operating and Maintenance Manuals.

         (a) All Operating Manuals and Maintenance Manuals and other documentary material required to be provided by the Vendor pursuant to this Agreement shall be written in English or Spanish if available and shall be:

                  (i) detailed and comprehensive and prepared with generally accepted industry standards of professional care, skill, diligence and competence applicable to documentation relating to the design, engineering, implementation, operation, administration and maintenance practices for telecommunications facilities similar to the Network;

                  (ii) sufficient to enable Impsat to operate and maintain each of the Network Elements, Functional Units, the Subnetwork and the Network as a whole on a continuous basis, including setting forth all of the procedures for operation; and

                  (iii) prepared subject to the foregoing standards with the goal of achieving operation of the Network at the capacity, efficiency, reliability, safety and maintainability levels contemplated by the Contract Documents and required by all Applicable Laws and Applicable Permits.

         (b) Operating Manuals, Maintenance Manuals and all other documentary material supplied by the Vendor to Impsat hereunder, including all documentation provided in CD-ROM format, shall be updated during the Term of this Agreement to take into account all Equipment upgrades, enhancements, Expansions and other technology upgrades applicable to the Network and/or any part thereof pursuant to the Contract Documents.

Impsat shall have the right to make copies of the foregoing Documentation as may be reasonably necessary or desirable, it being understood that the Vendor has no obligation to update any copies made by Impsat.

         (c) In addition, without limiting the requirements set forth in subsections (a) and (b) of this Section, Operating Manuals, Maintenance Manuals and all other documentary material (but not "as-built" drawings) shall be submitted to Impsat on CD-ROM (in PDF format if available).

         3.16 RF Engineering.

         (a) Impsat and the Vendor agree to cooperate with each other to complete the RF Engineering to be performed by the Vendor. The Vendor shall perform the RF Engineering for each Functional Unit and, in connection therewith, shall use the information on desired coverage areas, RF Engineering parameters and other information or restrictions Impsat wishes to be included in the Final RF Engineering Plan for each Functional Unit, as set forth in the Network Design Plan or as otherwise communicated to Impsat by the Vendor. In conformance with the Project Milestones set forth in the Project Implementation Plan, the Vendor shall deliver to Impsat a detailed preliminary RF design for each of the Functional Units in accordance with the requirements and criteria set forth in the Network Design Plan, which shall include "search rings" for each such Functional Unit that shall specify geographical areas in which Vendor may proceed with Preliminary Site Acquisition.

         (b) Within five (5) Business Days after Site Acquisition Substantial Completion with respect to any Functional Unit (the "Final RF Review Period"), Impsat and the Vendor shall use their best efforts to agree on a final RF Engineering plan (the "Final RF Engineering Plan") for such Functional Unit upon which the Functional Unit shall be built by the Vendor. Failure of Impsat and the Vendor to reach satisfactory agreement on a Final RF Engineering Plan for any given Functional Unit within the Final RF Review Period shall automatically result in the referral of any such disagreement to the most senior RF engineers of both Impsat and the Vendor for their review and resolution within five (5) Business Days after the end of any such Final RF Review Period. If the senior RF engineers fail to resolve any such disagreement within the extended five (5) Business Day resolution period, the disagreement shall be subject to resolution in accordance with Article XVIII. It is understood by the Parties that during the period of any such disagreement and the resolution thereof in accordance herewith, the Work on such Functional Unit, to the extent possible, will be ongoing and that Provisional Acceptance of such Functional Unit cannot be achieved without agreement by the Parties on a Final RF Engineering Plan for such Functional Unit.

         3.17 Site Acquisition and Rights of Way.

         The Network Design Plan includes procedures for determining the Sites. The location of Sites shall be subject to modifications to the extent required in light of the RF Engineering and other engineering and design services hereinafter described, and the Vendor shall update the Network Design Plan to reflect such modifications while retaining all features and services described in the Functional Specifications. As part of the Site acquisition process, Vendor shall identify at least three (3) commercially feasible alternatives for each Site in accordance with the requirements and reference prices attached as Exhibit M, and shall certify that each alternative satisfies the applicable Specifications and Standards and the other provisions of the Contract Documents; provided, however, that if after diligent effort Vendor is unable to identify three (3) commercially feasible alternatives for each Site in accordance with the above requirements, Vendor may propose the number of Site alternatives that Vendor has identified, but in no event less than one (1) such commercially feasible Site. After Vendor has identified Site alternatives, Impsat shall in its sole and absolute discretion choose a Site from among those alternatives. Once Impsat has chosen a particular Site, the Vendor shall be responsible for obtaining all Applicable Permits and Rights of Way and completing all other documentation required for the acquisition of sufficient rights in such Site to meet the requirements of the Contract Documents; provided, however, that Impsat shall have the right to participate along with Vendor in any negotiations with third parties relating to the acquisition of such rights (including Rights of Ways), and that all such documentation shall be in form and substance reasonably acceptable to Impsat and its counsel. Once finalized, Impsat shall execute all required documentation prepared by Vendor in connection with the acquisition of rights to own, lease or use each Site in connection with the Subnetwork and the Network and shall pay the purchase price and/or make any lease or use payments required under such documentation.

                                  ARTICLE IV.
                             PROJECT IMPLEMENTATION

         4.1 Impsat Project Manager.

         Impsat shall appoint a senior executive (the "Impsat Project Manager") with overall authority and responsibility for representing Impsat in overseeing the Vendor's Work hereunder. With respect to all matters related to the Work, the Impsat Project Manager shall be authorized to act as the primary point of contact for the Vendor in dealing with Impsat on all aspects of the Work and to issue all consents or approvals and make all requests related thereto on behalf of Impsat. Impsat may change the designated Impsat Project Manager from time to time.

         4.2 Vendor Project Manager.

         The Vendor shall appoint a senior executive of Nortel-Argentina (the "Vendor Project Manager") to coordinate the Vendor's overall delivery of the Work and liaise with the Impsat Project Manager. With respect to all matters related to the Work, the Vendor Project Manager shall be authorized to act as the primary point of contact for Impsat in dealing with the Vendor on all aspects of the Work and to issue all consents or approvals and make all requests on behalf of the Vendor. The Vendor's appointment of the Vendor Project Manager shall be subject to Impsat's consent. Vendor may change the designated Vendor Project Manager from time to time with Impsat's consent, such consent not to be unreasonably withheld.

         4.3 Network Implementation Project; Project Implementation Plan.

         The Vendor shall retain sole and complete responsibility over the Engineering, design, planning, manufacturing, procurement, supply delivery and Installation of Equipment, construction of facilities, and testing, commissioning, optimization and operation of the Subnetwork hereunder, including all aspects of project management, in order to establish the

Subnetwork in accordance with all Applicable Laws and in conformance with the Specifications and Standards and the other provisions of the Contract Documents, and successfully complete each Project Milestone by or before its scheduled date as specified in the Project Implementation Plan (subject to modifications of the various scheduled completion dates to reflect Change Orders, Directed Changes or the effect of Force Majeure, if any), except as otherwise directed by Impsat and/or mutually agreed upon by Vendor and Impsat.

         4.4 Impsat Requested Delays in Shipment of Equipment.

         The Vendor's manufacturing schedules for Telecommunications Equipment shall be based on the Master Plan, unless otherwise agreed to by the Vendor and Impsat. Impsat may request a delay in the shipment of Telecommunications Equipment by submitting such request in writing to Vendor (a "Shipment Delay Request"). If Impsat submits a Shipment Delay Request to Vendor (i) before the scheduled date for the manufacturing of such Telecommunications Equipment to commence or (ii) in accordance with the provisions of Section 9.2(a), the Shipment Delay Request shall be granted. If Impsat otherwise submits a Shipment Delay Request, such Shipment Delay Request shall be granted only if the Vendor has not actually begun manufacturing such Telecommunications Equipment.

         4.5 Change Orders and Directed Changes.

         (a) At any time during the construction of the Subnetwork, Impsat shall have the right to request changes in any aspect of the Specifications and Standards and/or the Work by delivering to Vendor a written request therefor (a "Change Request") pursuant to the procedures and forms stipulated in Exhibit D ("Change Order Procedures and Forms"), describing in reasonable detail the desired changes. The Vendor shall evaluate (i) the effect that the Change Request will have on the resources required by the Vendor to implement the desired changes, (ii) the resultant effect, if any, to the project schedule and costs and (iii) the increase or decrease, if any, in the amounts payable by Impsat to the Vendor as a result of such proposed chances. The Vendor shall deliver to Impsat a notice specifying the results of such evaluation (the "Change Proposal") as soon as reasonably feasible following receipt of a Change Request.

         (b) A Change Proposal shall not become effective unless and until the price adjustments, the terms and schedule of payments and the extension of time and all other terms as may be affected have been mutually agreed upon by the Parties (and the Parties shall act reasonably and in good faith in negotiating all such terms) and such terms are reduced to writing and signed by an authorized representative of each Party (a "Change Order") using the Change Order Form included in Exhibit D, and any Change Order shall be automatically incorporated as an amendment to this Agreement.

         (c) Notwithstanding the foregoing provisions of this Section 4.5, Impsat shall have the right, in its sole discretion, to make one or more directed changes to the scope of the Work (a "Directed Change"), subject to the following provisions:

                  (i) Any Directed Change (a) must be in a writing from Impsat to Vendor, (b) may reduce or increase the quantity or amount of any Products or Services to be provided by Vendor, and (c) may not change the Specifications or Standards;

                  (ii) The Aggregate Price shall be increased or decreased, as appropriate, to take into account the effect of the Directed Changes, by reference to the prices set forth on the Product List and Pricing Schedule attached hereto as Exhibit M and the provisions of this Section 4.5;

                  (iii) The aggregate of all Directed Changes may not result in a net increase or decrease of more than [ ] percent ([ ]%) of the Aggregate Price set forth in
                           Section 9.1;

                  (iv) The Parties shall negotiate an equitable adjustment to the delivery date, schedule and such other terms of this Agreement as may be directly affected by such Directed Change, and in the absence of an agreement as to such adjustments, or as to the price adjustment, either party may refer the matter to arbitration for dispute resolution pursuant to
                           Article XVIII; provided, however, that any adjustment to the Aggregate Price shall be subject to arbitration only if the price for such Service or Item of Product is not included on the Product List and Pricing Schedule (Exhibit M); and

                  (v) The Directed Change and any adjustments to this Agreement under clauses (i) through (iv) shall automatically be incorporated as an amendment to this Agreement.

         (d) Recovery Costs. If a Change Order or Directed Change results in the cancellation of Equipment that has already been manufactured in accordance with the schedule set forth in the Master Plan or the manufacturing of which has commenced in accordance with such schedule, Impsat agrees to reimburse Vendor for any cancellation charges or other related out-of-pocket expenses reasonably incurred by Vendor as a result of such cancellation of Equipment. If a Change Order or Directed Change results in the cancellation of Services, Impsat shall pay Vendor for the Services actually performed by the Vendor in accordance with the Standards and Specifications and the provisions of the other Contract Documents through the date of cancellation and shall reimburse Vendor for the reasonable demobilization costs incurred by Vendor as a result of such cancellation of Services.

         4.6 Project Progress Reporting.

         (a) Monthly Project Report. During the course of Work, the Vendor Project Manager shall prepare and deliver to the Impsat Project Manager a Monthly Progress Report, by the 10th day of each month, in the form and covering the matters specified in Exhibit D.

         (b) Weekly Project Review Meeting. Each week, the Vendor Project Manager shall present a detailed weekly project status report of the Work at a weekly project review meeting attended by the Impsat Project Manager and other Impsat and Vendor managerial and technical staff as appropriate. Such weekly project status report shall cover the matters set forth in Exhibit D.

         (c) Completion Report. Not later than the date of Provisional Acceptance of each Network Element Facility, each Network Subsystem and each Functional Unit, Vendor shall furnish to Impsat a Completion Report with respect to such Network Element Facility, Network Subsystem or Functional Unit. Each Completion Report shall cover the areas described on Exhibit D.

         4.7 Work Staffing.

         (a) Assignment by the Vendor of the Vendor Project Manager and other key project team members identified as key members in the Project Implementation Plan ("Key Persons") to perform the Work shall be subject to Impsat's approval in its sole discretion. At its discretion, Impsat shall have the right to reject at any time any Key Person (including the Vendor Project Manager) deemed in good faith by Impsat to be unqualified, unsuitable, lacking requisite skills or experience, or otherwise unsatisfactory in light of Impsat's reasonable business needs, without any liability or penalty owed to the Vendor, by delivering a notice to the Vendor. The Vendor shall use all commercially reasonable efforts to promptly replace such rejected Key Person with another appropriate person with the requisite skills and experience.

         (b) Without thirty (30) days prior written notification to Impsat, the Vendor shall not re-assign a Key Person to any other project on a full-time basis, or terminate the employment of such Key Person (other than termination for cause or other reasonable business purposes) within 12 months after such Key Person is assigned to perform Services hereunder.

         4.8 Force Majeure and Delay Attributable to Impsat.

         (a) Except with respect to any obligation to make payments when due, each Party may be excused for failure or delay with respect to any obligation of such Party under this Agreement to the extent that such failure or delay results from an event of Force Majeure. Notwithstanding the foregoing, the Vendor shall not be entitled to relief under this Section 4.8(a) to the extent that any event otherwise constituting an event of Force Majeure results from the negligence or fault of the Vendor, any of its Subcontractors, its third party contractors, or its Affiliates or agents, and Impsat shall not be entitled to relief under this
Section 4.8(a) to the extent any event otherwise constituting an event of Force Majeure results from the negligence or fault of Impsat or any of its Affiliates or agents.

         (b) The Party claiming the benefit of an excusable failure or delay under Section 4.8(a) shall: (i) promptly notify the other Party of the Force Majeure circumstances creating the failure or delay and provide a statement of the impact of the Force Majeure circumstances upon such Party's failure or delay, including the actual or estimated extent of the delay caused or likely to be caused thereby; and (ii) use all reasonable efforts to avoid, remove or mitigate such causes of nonperformance, excusable failure or delay. If an event of Force Majeure prevents the Vendor from performing any of its obligations under this

Agreement for a period [ ], Impsat shall have the right to terminate this Agreement in accordance with Section 16.2.

         (c) Except with respect to any obligation to make payments when due hereunder, the Party not claiming the benefit of excusable failure or delay hereunder will likewise be excused from performance of its obligations hereunder to the extent that such performance is directly affected by the other Party's delayed performance or failure to perform.

         (d) If the Vendor's performance of the Work is delayed by reason of Force Majeure or delays directly and primarily attributable to Impsat, or Impsat's Affiliates, agents or third-party subcontractors (excluding Vendor), Impsat shall (subject to the provisions of subsection (e) below) grant an extension of time equal to that of the delay of performance of such Work, but without any adjustment in the amounts payable by Impsat hereunder; provided that Impsat shall bear any additional costs reasonably incurred by the Vendor that can be shown to result directly from delays primarily attributable to Impsat. It shall be the Vendor's duty at all times to exercise its best efforts to minimize any delay and additional costs that may be caused by any of the causes described above.

         (e) Impsat recognizes that time is of the essence in providing Vendor all required approvals and documentation and in performing all of Impsat's obligations under this Agreement. If a delay in the Vendor's performance of the Work is directly attributable to Impsat or Impsat's Affiliates, agents or third-party subcontractors (excluding Vendor), the Vendor shall promptly estimate the length of the delay and notify the Impsat Project Manager in writing thereof on becoming aware that a delay has been or will be caused by any one or more of the reasons mentioned in subsection (d) above.

         (f) Any disputes with respect to whether or not an event constitutes a Force Majeure or the application of this Section 4.8 shall be resolved in accordance with the provisions of Article XVIII.

         4.9 Records and Communications.

         The Parties shall follow procedures established for keeping and distributing orderly and complete records of the Work and its progress and for communications between Impsat and the Vendor as described in Exhibit D.

         4.10 Impsat Review, Comment and Approval.

         To the extent that various provisions of this Agreement provide for Impsat's review, comment, inspection, evaluation, recommendation or approval, Impsat may do so (i) autonomously or (ii) in conjunction and/or consultation with the Vendor. To the extent that this Agreement requires Impsat to submit, furnish, provide or deliver to the Vendor any report, notice, Change Order, request or other items, Impsat may in its sole discretion and upon written notice to the Vendor designate any engineers or engineering firm engaged by it to submit, furnish, provide or deliver such items on Impsat's behalf; provided, however, that Impsat shall not designate any Vendor Direct Competitor without Vendor's prior consent, which consent shall not be unreasonably withheld or delayed. To the extent that various provisions of this Agreement provide that Impsat may order, direct or make requests with



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
respect to performance of the Work or is provided access to any Sites or any other location, Impsat may at its option and upon written notice to the Vendor authorize such engineers or engineering firm to act as Impsat's agent therefor, provided that such engineers or engineering firms agree in writing to comply with the confidentiality requirements under this Agreement. Upon receipt of such notice, the Vendor shall be entitled to rely upon such authorization until a superseding written notice from Impsat is received by the Vendor.

         4.11 Quality Assurance.

         (a) Vendor shall establish a quality assurance organization (the "QAO") which shall be responsible for inspecting and testing all Products and Services provided under this Agreement to ensure that the quality of such Products and Services is sufficient to realize the Specifications and Standards and the other provisions of the Contract Documents. The inspection and test program established for such Products and Services shall be consistent with commercial practices normally employed by Vendor in the construction of communications networks. Copies of all test results and any reports prepared by the QAO shall be provided to Impsat. The manager of the QAO shall report to the Vendor Project Manager. The foregoing shall not be construed as limiting any of Vendor's obligations under this Agreement.

     (b) Prior to placing an order for a Product with a third party that exceeds [ ] U.S. Dollars (US$[ ]), Vendor shall submit the name of such supplier and a description of the Product to Impsat for Impsat's approval. Impsat shall have the right, in its sole and absolute discretion, to approve or disapprove of such supplier within seven (7) calendar days of receiving the name of such supplier. The Vendor's responsibility for the design and construction of the Subnetwork and the adequacy thereof shall not in any way be diminished by Impsat's approval of a particular supplier.

         4.12 Training.

         As further described in Exhibit K hereto, Vendor shall provide to Impsat a practical and participatory and, where feasible, on-site training program, which program will include technical education (collectively, the "Training"), at the price set forth in the Product List and Pricing Schedule. Such Training must be kept current to encompass the latest Products directed by Impsat pursuant to the terms of this Agreement.

         4.13 Performance Bond.

         Within ten (10) days of the date hereof, Vendor shall provide to Impsat a performance bond equal to [ ] percent ([ ]%) of the Aggregate Price (the "Performance Bond") to guaranty the completion of the Work, such Performance Bond to be in a form acceptable to Impsat. At the end of each month, Vendor may reduce the Performance Bond by an amount equal to the amount of money "retained" for later payment pursuant to Sections 9.2(a)(iv) and (v) and 9.2(b)(iii) and
(iv) out of the payments made during such month. The Performance Bond shall be
(i) returned to Vendor upon Provisional Acceptance of the Subnetwork or (ii) handled pursuant to Section 16.3(f).

                                   ARTICLE V.
                               ACCEPTANCE TESTING

         5.1 Acceptance Testing - General.

         (a) Acceptance Tests for each of the Network Element Facilities, each of the Network Subsystems, each of the Functional Units, the Subnetwork and the Network as a whole shall be conducted by the Vendor in conjunction with Impsat's personnel. Such detailed test specifications for each Acceptance Test shall substantially conform to the applicable provisions of the Acceptance Test Procedures. The detailed test specifications for each Acceptance Test shall be delivered by the Vendor to Impsat for review and approval at least thirty (30) days prior to the date on which such Acceptance Test is planned to be performed. The Parties shall meet to discuss in good faith the detailed test specifications for such Acceptance Test with a view to agree upon such specifications by or before the date that is fifteen (15) days prior to the date on which such Acceptance Test is planned to be performed. In the event the Parties are unable to agree upon such test specifications by such date, the dispute shall be resolved in accordance with the dispute resolution mechanisms set forth in
Article XVIII.

         5.2 Notification; Presence at Acceptance Tests.

         The Vendor shall confirm testing activity with Impsat, in writing, at least fifteen (15) days prior to the performance of each Acceptance Test. Impsat and its representatives, at their sole cost and expense, shall have the right to witness and have unrestricted access to the Vendor's and its Subcontractors' Acceptance Tests.

         5.3 Acceptance Test Reports and Acceptance Certificates.

         Upon successful completion of the Acceptance Test for any Civil Work, Item of Product, Network Element Facility, Network Subsystem, Functional Unit, the Subnetwork and the Network as a whole conducted by the Vendor, the Vendor shall submit to Impsat an Acceptance Test report comprising: (i) a certification by the Vendor that such Acceptance Tests have been successfully completed, (ii) a certification by the Vendor that the Work so tested has been completed in accordance with the terms of this Agreement (other than proposed Vendor Punch List items in the case of Acceptance Testing for Provisional Acceptance), (iii) in the case of Acceptance Testing for Provisional Acceptance, a proposed Punch List with respect to such Civil Work, Item of Product, Network Element Facility, Network Subsystem or Functional Unit, (iv) if applicable, a confirmation that the remainder of the Work is continuing in accordance with the Project Milestones set forth in the Project Implementation Plan and (v) copies of all test results as recorded during the execution of such Acceptance Test. Impsat will acknowledge receipt of such certification in writing and deliver to the Vendor either: (i) the appropriate acceptance certificate with respect to such Civil Work, Item of Product, Network Element Facility, Network Subsystem, Functional Unit, the Subnetwork or the Network as a whole or (ii) a notice indicating a dispute with such certification or Punch List. In the event of any dispute as to the results of any Acceptance Tests, such dispute shall be resolved pursuant to the dispute resolution mechanisms set forth in Article XVIII.

         5.4 Punch Lists, Correction of Defects; Costs and Expenses.

         (a) For purposes of this Agreement, a "Punch List" means each list prepared in conjunction with one or more Acceptance Tests for any Civil Work, Item of Product, Network Element Facility, Network Subsystem or Functional Unit and included in the related Acceptance Test certificate, which sets forth one or more non-service-affecting items that have not been fully completed or performed by the Vendor as of the satisfactory completion (but for such items) of the related Acceptance Tests; provided, however, that a Punch List (i) shall include only those items that can be completed or corrected within thirty (30) days of Provisional Acceptance, and (ii) in the case of Acceptance Testing for Provisional Acceptance of a Functional Unit, shall include only those items that do not affect functionality and the repair of which will not require or likely result in a breakdown in In Revenue Service of such Functional Unit. If the Acceptance Tests performed in connection with Provisional Acceptance reveal items that cannot be completed or corrected within thirty (30) days, then the Network Element Facility, the Network Subsystem or the Functional Unit, as applicable, being tested shall not have achieved Provisional Acceptance as of that time.

         (b) The costs and expenses of all Acceptance Tests and of performing all Punch List Work shall be borne by the Vendor, and Impsat shall not be charged or billed for any such costs and expenses. If any Acceptance Test is not completed satisfactorily in accordance with the Acceptance Test Procedures or, in the reasonable judgment of Impsat, is inconclusive, the Vendor shall, at its sole cost and expense: (i) in writing, notify Impsat of such failure, documenting in reasonable specificity and detail such failure; and (ii) promptly correct whatever Defects or Deficiencies caused such Acceptance Test not to be completed satisfactorily. After such correction, the Vendor shall (i) repeat at its sole cost and expense the failed Acceptance Tests and as many other Acceptance Tests as are necessary to ensure that such correction made by the Vendor would not have affected the outcome of such other Acceptance Tests, and
(ii) in writing, notify Impsat as to what correction was made and what Acceptance Tests were repeated.

         5.5 In Revenue Service.

         Impsat reserves the right at any time following Provisional Acceptance to commence In Revenue Service of any Functional Unit, the Subnetwork or the Network as a whole, and Vendor agrees to cooperate in all reasonable respects with Impsat in connection therewith. Impsat's decision to commence In Revenue Service of a Functional Unit or the Subnetwork or Network as a whole shall in no way limit or diminish Vendor's obligations and responsibilities with respect to such Functional Unit or the Subnetwork or Network as a whole, except as specifically provided for in the Contract Documents.

         5.6 Provisional Acceptance.

         (a) Acceptance Testing for Provisional Acceptance. "Acceptance Testing for Provisional Acceptance" means testing, in accordance with the Acceptance Test Procedures set forth in Exhibit F, to determine that each Network Element Facility, each Network Subsystem, each Functional Unit, the Subnetwork as a whole or the Network as a whole fully functions and complies with the applicable provisions of the Contract Documents. Acceptance Testing for Provisional Acceptance with respect to each Network Element Facility, Network Subsystem and Functional Unit shall occur in two parts: (i) the Civil Work related to such Network Element Facility or Functional Unit shall be tested and approved in accordance with the provisions of Section 5.6(b) and Exhibit F, and
(ii) the Products and Impsat-Provided Equipment, if any, that are related to or are part of such Network Element Facility, Network Subsystem or Functional Unit shall be tested and approved in accordance with the provisions of this Section
5.6 and Exhibit F.

         (b) Acceptance Testing for Provisional Acceptance of Civil Work. Vendor shall provide notice to Impsat in writing when all Civil Work for a particular Network Element Facility, Network Subsystem or Functional Unit has been completed in accordance with the Specifications and Standards and the other provisions of the Contract Documents. Within five (5) Business Days of Impsat's receipt of such notification, Vendor and Impsat shall agree to a date to perform a walk-through inspection of such Network Element Facility, Network Subsystem or Functional Unit (a "Walk-Through"). At such Walk-Through, the Civil Work shall be inspected and approved in accordance with the provisions of Exhibit F, and Vendor and Impsat shall compile a Punch List with respect to the Civil Work at such Network Element Facility, Network Subsystem or Functional Unit. If Impsat agrees by executing an acceptance certificate pursuant to Section 5.3 that the Civil Work is complete except for the Punch List items identified, then the Civil Work at such Network Element Facility, Network Subsystem or Functional Unit shall be deemed to have satisfied Acceptance Testing for Provisional Acceptance. Prior to the Installation of a specific Item of Telecommunications Equipment or Impsat-Provided Equipment, all of the Civil Work associated with the portion of the Network Element Facility that will house such item of Telecommunications Equipment or Impsat-Provided Equipment shall be completed in accordance with the Specifications and Standards and the provisions contained in the other Contract Documents.

         (c) Provisional Acceptance of Network Element Facility or Network Subsystem. The occurrence of both of the following events shall constitute "Provisional Acceptance" of a Network Element Facility or Network Subsystem:

                  (i) Impsat's execution pursuant to Section 5.3 of an acceptance certificate with respect to the Civil Work that was performed in connection with such Network Element Facility or Network Subsystem, subject to any Punch List that may be jointly prepared by Vendor and Impsat; and

                  (ii) Impsat's execution pursuant to Section 5.3 of an acceptance certificate with respect to the Products that are part of or related to such Network Element Facility or Network Subsystem, subject to any Punch List that may be jointly prepared by Vendor and Impsat.

         (d) Provisional Acceptance of Functional Unit. Impsat's execution pursuant to Section 5.3 of an acceptance certificate with respect to both the Civil Work that was performed in connection with a Functional Unit and the Products that are part of or related to such Functional Unit, in each case subject to any Punch List as jointly prepared by Vendor and Impsat, shall constitute Provisional Acceptance of a Functional Unit. Provisional Acceptance of the Functional Units shall occur in the order set forth in the Project

Implementation Schedule contained in Exhibit D, unless otherwise agreed to by Impsat in its sole discretion.

         (e) Provisional Acceptance of Subnetwork or Network. Impsat's execution pursuant to Section 5.3 of an acceptance certificate with respect to the Subnetwork or Network shall constitute Provisional Acceptance of the Subnetwork or Network. If Provisional Acceptance of the Subnetwork does not occur within
[                                ] after all the Functional Units in the
Subnetwork achieving Final Acceptance, unless such delay is the result of a failure of Impsat-Provided Equipment, Impsat shall be permitted to terminate this Agreement pursuant to Section 16.2.

         5.7 Final Acceptance.

         (a) Final Acceptance of Network Element Facility, Network Subsystem or Functional Unit. Final Acceptance of each Network Element Facility, Network Subsystem or Functional Unit shall mean the completion or correction of all Punch List items identified in connection with the Acceptance Testing for Provisional Acceptance of such Network Element Facility, Network Subsystem or Functional Unit. Nortel shall complete or correct all Punch List items within
[              ] of Provisional Acceptance. Impsat's execution of an acceptance certificate pursuant to Section 5.3 for a Network Element Facility, Network Subsystem or Functional Unit certifying that all Punch List items with respect thereto have been corrected shall constitute "Final Acceptance" of such Network Element Facility, Network Subsystem or Functional Unit.

         (b) Final Acceptance of Subnetwork. Final Acceptance of the Subnetwork shall mean the successful operation, in accordance with all provisions of the Contract Documents, of the Subnetwork operating as a whole while in commercial use, as determined in accordance with the Acceptance Test Procedures set forth in Exhibit F; provided, however, that Final Acceptance of the Subnetwork shall
occur [          ] from the date of Provisional Acceptance of the Subnetwork if the above condition of this subsection (b) is satisfied on such date, or at such later date as the above condition of this subsection (b) is satisfied. Impsat's execution of a final acceptance certificate with respect to the Subnetwork shall constitute "Final Acceptance" of the Subnetwork.

         (c) Final Overall Network Acceptance. Final Overall Network Acceptance shall mean (i) Final Acceptance of each separate Subnetwork and (ii) the successful operation, in accordance with all provisions of the Contract Documents, of each of the Subnetworks when linked together using Impsat-Provided Equipment. Impsat's execution of an acceptance certificate pursuant to Section
5.3 with respect to the Network shall constitute Final Overall Network Acceptance. If Final Overall Network Acceptance does not occur within
[           ] of Provisional Acceptance of the Network, unless such delay is the result of a failure of Impsat-Provided Equipment, (i) Impsat shall be permitted to terminate this Agreement pursuant to Section 16.2, and (ii) the warranties provided by Vendor pursuant to Article XII shall terminate.

                                  ARTICLE VI.
                     SPARE PARTS; POST-COMMISSIONING SUPPORT

         6.1 Spare Parts.

         Spare parts shall be provided under this Agreement in accordance with the terms of Exhibit I.

         6.2 Product Support Services; Emergency Technical Assistance Services.

         (a) The Vendor shall provide the support services for all Products supplied by the Vendor hereunder, including Emergency Technical Assistance Services ("Product Support Services"), to the extent and in the manner set forth in this Article VI and in the Technical Support Provisions, until Final Overall Network Acceptance. Prior to Final Overall Network Acceptance, Vendor shall present a Service Support Plan to provide such Product Support Services after Final Overall Network Acceptance for a period of at least five (5) years, including the yearly pricing for those Product Support Services. Such prices shall be no higher than those set forth in the Product List and Pricing Schedule.

         (b) Until Final Overall Network Acceptance, whenever Impsat or the Operator's personnel have identified and isolated any malfunction and the fault continues to affect normal operations of any element of the Subnetwork or the Network, such personnel may contact the Vendor's technical assistance group according to the procedures outlined in the Technical Support Provisions. No later than three (3) months prior to Final Overall Network Acceptance, Vendor shall present a "Service Support Plan" to provide such technical support after Final Overall Network Acceptance for a period of at least five (5) years, including the yearly pricing for those technical support services. Such prices shall be no higher than those set forth in the Product List and Pricing Schedule.

         (c) During the Warranty Period, the Vendor shall provide emergency technical support to Impsat on a twenty-four (24) hours a day, three hundred sixty five (365) day per year basis as described in the Technical Support Provisions.

                                  ARTICLE VII.
                          INTELLECTUAL PROPERTY RIGHTS

         7.1 Background IPR and Foreground IPR.

         (a) The Services performed by NNC, its Subsidiaries or Subcontractors pursuant to this Agreement (and any deliverables provided to Impsat in connection therewith) are not "works for hire."

         (b) Background IPR of NNC and its Subsidiaries, and of Impsat and its Subsidiaries, including any Background IPR incorporated in the Work and Services, shall remain the exclusive property of such party.

         (c) Impsat and its Subsidiaries hereby grant to NNC and its Subsidiaries a non-exclusive, fully paid-up, worldwide, perpetual, non-transferable, indivisible, personal license to use Impsat Background IPR (the "Impsat License"). Such license shall be limited to and solely for the purposes of allowing NNC and its Subsidiaries to perform their obligations under this Agreement and the Work and Services to be performed hereunder.

     (d) All Foreground IPR, including Foreground IPR incorporated in the Work and Services, shall be owned by NNC and its Subsidiaries without any restriction.

     (e) Impsat agrees to cooperate with and assist in all reasonable respects NNC and its Subsidiaries in applying for and executing any applications and/or assignments relating to any statutory Foreground IPR of NNC or its Subsidiaries. Each such application shall be made at NNC's expense and NNC shall pay for Impsat's assistance on a reasonable time and expense basis.

7.2 Vendor License.

     (a) For all Vendor Background IPR and Foreground IPR, including each and every program and element of the Network Software (each a "Software Element") furnished to Impsat under this Agreement or incorporated in the Work ("Vendor IPR"), Vendor hereby grants to Impsat a non-exclusive, fully-paid, worldwide, perpetual license (the "Vendor License") to:

          (i) use each Software Element and other Vendor IPR embedded or included as an integral part of any Item of Equipment;

          (ii) install and use each Software Element on one or more pieces of Equipment used in the Project, if such Software Element is not embedded as an integral part of any Item of Equipment;

          (iii) use the Vendor IPR to use, operate and/or maintain the Network (and/or any element thereof), including without limitation: (x) to integrate customers of Impsat into the Network, provide services thereon to such customers, and allow all such customers to use the Network, and (y) to engage contractors to provide goods and/or services for the use, operation and/or maintenance of the Network and/or the Project;

          (iv) install and use each Software Element on one or more pieces of Equipment used in any segment of the Project in a Project Country, if such Software Element is not embedded as an integral part of any Item of Equipment;

          (v) use the Vendor IPR to use, operate and/or maintain any other segment of the Project in any Project Country, including without limitation: (a) to integrate customers of Impsat into such segments, provide services thereon to such customers, and allow such customers to use such segments, and (b) to engage contractors to provide goods and/or services for the use, operation and/or maintenance of such segments; and

          (vi) in order to develop and implement a segment of the Project in Project Countries, use the Vendor IPR subject to the provisions of this Agreement.

     The uses described in clauses (i) - (vi) above are the "Permitted IPR
Uses".

     (b) Vendor does not grant Impsat or its Subsidiaries title or ownership rights in or to any Software Element (in whole or in part), and such rights shall remain with the Vendor, its Subsidiaries or third party suppliers (as the case may be).

     (c) The Vendor and its Subsidiaries consider each Software Element to contain trade secrets of the Vendor, its Subsidiaries or third party suppliers (as the case may be). Such trade secrets include the specific design, structure and logic of the Software Element, its interactions with other portions of the Network Software (both internally and externally) and the programming techniques employed therein. In order to maintain the trade secret status of the information contained within each Software Element, all Software Elements shall be delivered to Impsat or its Subsidiaries in object code form only.

          7.3  Impsat's Obligations Regarding Software Elements.

     (a) For each Item of Network Software delivered to Impsat on a magnetic or optical storage medium, Impsat shall:

          (i) use each copy of the Network Software only on those Network Elements for which it is intended, while remaining within the limitations associated with such use hereunder, except as may be provided otherwise in the Contract Documents;

          (ii) affix to the magnetic or optical storage medium onto which a copy is made by Impsat or its Subsidiaries of the Network Software in the same form and location a reproduction of the copyright notices, trademarks and all other proprietary legends or logos of NNC, its Subsidiaries or a third party supplier (as the case may be), appearing on the original copy of such Network Software delivered to Impsat or its Subsidiaries, and retain the same without alteration on all original copies thereof; and

          (iii) destroy or return to NNC, as requested by NNC, the Network Software (and all copies thereof) at such time as Impsat chooses to permanently cease using such Network Software.

     (b)  Impsat and its Subsidiaries shall not:

          (i) use any Software Element for any purpose other than the business purposes of Impsat or its Subsidiaries pursuant to the provisions of this Agreement;

          (ii) allow anyone other than NNC, its Subsidiaries, and their respective agents and employees, and Impsat, its Subsidiaries, their respective employees, directors, officers and agents, and Impsat's sub-licensees to have physical access to any Software Element;

          (iii) make copies of a Software Element, except such limited number of object code copies in machine readable form as may be reasonably necessary for execution or archival purposes;

          (iv) make any modification, enhancements, adaptations or translations to or of any Software Element, except for those resulting from Impsat interactions with a Software Element associated with normal use as authorized hereunder and as explained in the documentation related thereto;

          (v) attempt to reverse engineer, disassemble, reverse translate, decompile, or in any other manner decode any Software Element, in order to derive the source code form or for any other reason;

          (vi) make full or partial copies of any documentation or other similar printed or machine-readable matter provided with any Software Element (x) unless the same has been supplied in a form by NNC or its Subsidiaries intended for periodic reproduction of such partial copies, or (y) except for limited partial copies of documentation for Impsat's internal use only; or

          (vii) export or re-export the Network Software or the Documentation related thereto unless (w) the exportation is from or to a Project Country, (x) the exportation is in connection with an expansion of the Project into other Project Countries, (y) Impsat complies with the requirements of this Agreement and (z) Impsat complies with all Applicable Laws.

     (c) Impsat hereby warrants to Vendor that Impsat is not purchasing the rights granted by the Vendor License in anticipation of reselling those rights, except pursuant to sublicensing under Section 7.5 and/or permitted assignments under Section 19.8.

7.4  Assignment.

     In connection with any permitted assignment of all or part of its rights under the Vendor License pursuant to Section 19.8, Impsat shall obtain a prior written (i) undertaking to restrict use of the Vendor IPR to the Permitted IPR Uses, (ii) undertaking to maintain as confidential except for the Permitted IPR Uses any Software Elements contained on tapes, disks or other readable media,
(iii) acknowledgment that title to the Vendor IPR shall remain with Vendor and its Subsidiaries, and (iv) acknowledgment that NNC, its Subsidiaries and Affiliates are not liable for consequential damages arising from use of the Vendor IPR. In the event Impsat desires to assign all or part of its rights to any Network Element under the Vendor License to any Person, Impsat shall terminate Impsat's rights under this Article VII with respect to and only with respect to such assigned Network Element by providing prior written notice of such assignment to NNC. Impsat's pledge of its interest in the Vendor License as security for loans or any other form of financing shall not be deemed an assignment for purposes of this Section 7.4.

7.5 Sublicensing.

     Impsat may sublicense its rights under the Vendor License for Permitted IPR Uses, provided that any such sublicense shall be made through a written sublicense agreement which shall: (i) restrict the use of the Vendor IPR to Permitted IPR Uses; (ii) prohibit causing or permitting the reverse engineering of Vendor IPR; (iii) require that all Software Elements in any form be maintained as confidential pursuant to this Agreement, (iv) state that title to the Vendor IPR shall remain with NNC and its Subsidiaries; (v) indicate that title to Vendor IPR is not passing to another party by virtue of such sublicense, (vi) state that NNC, its Subsidiaries and Affiliates are not liable for consequential damages; and (vii) require the sublicensee, at the termination of the sublicense, to discontinue use and destroy or return to NNC the Vendor IPR.

7.6 Software Element Maintenance and Support.

     (a) NNC and its Subsidiaries shall cause the related software documentation with respect to any Software Element supplied by NNC and its Subsidiaries hereunder to be provided to Impsat or its Subsidiaries in accordance with the provisions of Sections 3.15;

     (b) In the event of any failure or any Defect or Deficiency in a Software Element or a breach of the representations and warranties of NNC or its Subsidiaries in Section 15.1(d), NNC and its Subsidiaries shall cause such faults to be corrected (if necessary by temporary repairs), and thereafter, such corrections and/or patches shall be deemed as system functions that NNC and its Subsidiaries are obliged to support as stipulated herein and in the Contract Documents and shall be incorporated into the next Software upgrade of the Software Element;

     (c) Until Final Overall Network Acceptance, NNC and its Subsidiaries shall provide first line support for all Software Elements comprised within each Functional Unit, so that during this period:

          (i) Impsat or its Subsidiaries shall have the right to contact the NNC or its Subsidiaries, as specified in Exhibit I, to report any malfunction of the Network and request that such malfunction be remedied; and

          (ii) in the event that the malfunction is caused by any Software Element, NNC or its Subsidiaries shall, in the case of software supplied by NNC or its Subsidiaries, promptly repair such Software Element in accordance with support quality and response delay standards specified in the Technical Support Provisions, and in the case of third-party software, cause the relevant third-party supplier to repair such Software Element in accordance with support quality and response delay standards specified in the Technical Support Provisions.

     (d) No later than three (3) months prior to Final Overall Network Acceptance, the Vendor shall present a Service and Support Plan to provide maintenance and support of all Software Elements constituting the Network Software for a period of five (5) years following Final Overall Network Acceptance at a single charge per year.

     (e) Under the terms of the Vendor License, Vendor shall make available to Impsat (i) fully licensed versions of any software tools used in the development of the Network Software, and (ii) any memory information description, that Impsat may request in order to develop software for use in connection with the Network and/or the Project. To the extent that such software tools and/or memory information are sufficient to support such software development, Vendor shall provide technical support in accordance with the Technical Support Provisions. To the extent such technical support is insufficient, Vendor and Impsat shall jointly review, and if necessary, Vendor shall make available, under the Vendor License, appropriate portions of program source code to facilitate such software development.

                                 ARTICLE VIII.
                          NOTIFICATION OF DEVELOPMENTS

8.1 Industry Developments.

     During the Term of this Agreement, the Vendor shall periodically inform Impsat at reasonably frequent intervals (including in each of the Monthly Progress Reports required pursuant to Section 4.6(a) during the build-out of the Subnetwork) of relevant industry developments, participation opportunities in applicable user groups and, in particular, any technical developments applicable to the Network Design Plan and improvements that might be made thereto in order to enhance service levels, increase functionality, and the like, in each case without additional charge therefor. In addition, Vendor shall promptly inform Impsat of any "bugs" in the Network Software of which Vendor becomes aware.

8.2 Vendor Developments.

     The Vendor shall provide Impsat, through Impsat's Chief Technical Officer or Marketing Director, with reasonable prior notice of any product developments, innovations and/or technological advances that had been made by the Vendor and may be relevant to the Subnetwork; provided, that any such notice pursuant to this Section 8.2 need not include any information originated by another customer of the Vendor which is proprietary to such other customer. For the purposes of this Section 8.2, the term "Vendor" includes the Vendor and its Affiliates and Subsidiaries.

                                  ARTICLE IX.
                         PRICING AND PAYMENT PROVISIONS

9.1 Product List and Pricing Schedule.

                  The product list and pricing schedule attached to this Agreement as Exhibit M (the "Product List and Pricing Schedule") sets forth: (i) with respect to each category of Products, the price of each individual Item of Equipment, Network Software, and other components of the Subnetwork, and (ii) with respect to each category of Services, the price thereof. The Parties agree that the aggregate price of the Work equals the sum of One

Hundred Thirty Three Million Ninety Five Thousand Three Hundred Forty Dollars and Eighty Eight Cents Amount (US$133,095,340.88) (such sum being hereinafter referred to as the "Aggregate Price"). In the event of a conflict between the Aggregate Price and the amounts listed in Exhibit M, the amounts listed in Exhibit M shall prevail. Except as otherwise provided for in the Contract Documents, the Aggregate Price is a firm fixed price and includes all costs, fees and charges related to the Work and all applicable Taxes and Applicable Permits related to the Work and the Contract Documents (except for VAT on Services, VAT on the Equipment from the date of shipment by Vendor, the withholding Taxes described in Section 9.7(d) and Impsat's portion of the applicable stamp Taxes). The Aggregate Price may not be varied except pursuant to a Change Order or Directed Change.

9.2 Invoicing and Payments.

     (a) Telecommunications Equipment. Prior to shipping any Item of Telecommunications Equipment, Vendor shall provide Impsat with at least three
(3) days written notice. If there are delays in the construction and completion of the Functional Unit, Network Subsystem or Network Element Facility which will contain such Item of Telecommunications Equipment, and such delays are substantially attributable to Vendor, Vendor shall, at the request of Impsat, delay the shipment of the Telecommunications Equipment contained in such Functional Unit, Network Subsystem or Network Element Facility for a period of time equal to the length of the delay. If Impsat does not request a delay in the shipment of such Item of Telecommunications Equipment, then Vendor shall ship such Item of Telecommunications Equipment and invoice Impsat for the price thereof. The total Price for each Item of Telecommunications Equipment shipped pursuant to this Agreement shall be paid in United States Dollars by Impsat to Vendor as follows:

          (i) [ ] percent ([ ]%) of the total Price for such Item of Telecommunications Equipment, as a down payment, as stipulated in
               Section 9.3(a);

          (ii) [ ] percent ([ ]%) of the total Price for such Item of Telecommunications Equipment, upon shipment of such Item of Telecommunications Equipment and presentation of Vendor's commercial invoice, accompanied by documentary evidence of shipment;

          (iii) [ ] percent ([ ]%) of the total Price for such Item of Telecommunications Equipment, within thirty (30) calendar days the Installation thereof;

          (iv) [ ] percent ([ ]%) of the total Price for such Item of Telecommunications Equipment, no later than thirty (30) calendar days after Provisional Acceptance of the Subnetwork; and

          (v) the remaining [ ] percent ([ ]%) of the total Price for each Item of Telecommunications Equipment shall be paid out in four equal payments of [ ] percent ([ ]%) of the total Price for such Item of Telecommunications Equipment. The first three payments under this subsection (v) shall be made three (3) months, six (6) months and nine (9) months, respectively, from the date of Provisional Acceptance of the Subnetwork, if and only if the following conditions are satisfied on each such date: (x) the Subnetwork is operating in accordance with the Specifications and Standards and the other provisions of the Contract Documents, and (y) the Subnetwork continues to so operate when linked with the Companion Subnetwork; provided, however, that the requirement in (y) above shall not apply if the "link" provided by Impsat pursuant to Section 3.7 does not properly function on such payment date. Any amount which is not paid on a date specified above as a result of a failure to satisfy the above conditions as of such date shall be carried over to and paid on the next payment date under this subsection (v) when the above conditions are satisfied. The final payment under this subsection (v) shall be made on the date of Final Overall Network Acceptance.

     (b) All Other Products and Services. On the first Business Day of each month, Vendor shall present Impsat as part of the Monthly Progress Report with a certification that contains an itemized listing of all Products (other than Telecommunications Equipment which is separately addressed in subsection (a) above) shipped and a separate itemized listing of all Services performed during the preceding month in accordance with the provisions of Section 4.6(a). Within five (5) days of receiving such Monthly Progress Report, the Impsat Project Manager and the Vendor Project Manager shall meet to review the information contained therein. Within five (5) days of such meeting, Impsat shall notify Vendor in writing of any objections Impsat has to the information contained in the Monthly Progress Report. If Impsat does not object to any of the charges in the Monthly Progress Report or does not respond within five (5) days of such meeting, then Vendor shall be permitted to prepare and send to Impsat an invoice based on the Product and Pricing Schedule with respect to all the Work (other than Telecommunications Equipment) included in the Monthly Progress Report. If Impsat does object to certain Work listed in the Monthly Progress Report, then Vendor shall be permitted to prepare and send to Impsat an invoice for only that portion of the Work (other than Telecommunications Equipment) from the Monthly Progress Report that is not in dispute. Those charges that are contested by Impsat shall be addressed pursuant to the provisions of Section 18.2 and 18.3. All such invoices shall be paid in United States Dollars by Impsat to Vendor as follows:

          (i) [ ] percent ([ ]%) of the total Price for such Services and Products, as a down payment, as stipulated in Section 9.3(a);

          (ii) [ ] percent ([ ]%) of the total Price for such Services and Products within thirty (30) calendar days of invoicing;

          (iii) [ ] percent ([ ]%) of the total Price for such Services and Products, no later than thirty (30) calendar days after Provisional Acceptance of the Subnetwork; and

          (iv) the remaining [ ] percent ([ ]%) of the total Price for such Services and Products shall be paid out in four equal payments of [ ] percent ([ ]%) of the total Price for such Services and Products. The first three payments under this subsection (iv) shall be made three (3) months, six (6) months and nine (9), respectively months from the date of Provisional Acceptance of the Subnetwork, if and only if the following conditions are satisfied on each such date: (x) the Subnetwork is operating in accordance with the Specifications and Standards and the other provisions of the Contract Documents, and (y) the Subnetwork continues to so operate when linked with the Companion Subnetwork; provided, however, that the requirement in (y) above shall not apply if the "link" provided by Impsat pursuant to
               Section 3.7 does not properly function on such payment date. Any amount which is not paid on a date specified above as a result of a failure to satisfy the above conditions as of such date shall be carried over to and paid on the next payment date under this subsection (iv) when the above conditions are satisfied. The final payment under this subsection (iv) shall be made on the date of Final Overall Network Acceptance.

The provisions of this Section 9.2(b) shall not apply to services associated with operating the Network or any unit thereof ("Operating Services") or to services associated with maintaining the Network or any unit thereof ("Maintenance Services"). Impsat and Vendor agree to negotiate for up to four months following the date hereof, or such longer period of time as agreed to by the Parties, to agree on the terms of and to execute both a mutually agreeable Operating Services Agreement and a mutually agreeable Maintenance Service Agreement, which shall separately address the provisioning of Operating Services and Maintenance Services, respectively. The Operating Services Agreement and the Maintenance Services Agreement shall contain the payment terms for such Operating Services and Maintenance Services, respectively. If the Parties are unable to agree on the terms of an Operating Services Agreement and/or a Maintenance Service Agreement within such time period, the Aggregate Price set forth in Section 9.1 shall automatically be reduced by an amount equal to the amount incorporated into the Aggregate Price to cover such Operating Services and/or Maintenance Services.

9.3 Vendor Financing.

     (a) Impsat shall make the payments required under Sections 9.2(a)(i) and 9.2(b)(i) within five (5) calendar days of funds becoming available to Impsat under the Vendor Financing Agreement.

     (b) In the event that (i) the Vendor Financing Agreement is not executed within thirty (30) days of the execution of this Agreement, or (ii) if any of the conditions precedent for the Initial Draw under the Vendor Financing Agreement shall not have been satisfied on or prior to the Outside Date, this Agreement shall automatically terminate and, except as provided in subsection
(c) of this Section 9.3 and in Sections 16.1 and 16.3(b), neither Party shall thereafter have any further right over or any further liability to the other

Party whatsoever in respect of the transactions contemplated hereby, whether hereunder or in law or in equity.

     (c) In the event this Agreement is terminated pursuant to subsection (b) of this Section, Impsat shall pay to Vendor as liquidated damages an amount equal to the cost of the Products ordered or delivered, and the Services performed by Vendor hereunder and under the LOI, and the reasonable costs and expenses of Vendor related thereto (with reference to the unit prices set forth in the Product List and Pricing Schedule, where applicable). Vendor shall provide Impsat with an invoice therefor in reasonable detail and specificity. Impsat
shall pay (i) the first [            ] Dollars ($[        ]) of such invoice
within [              ] after receipt thereof (which payment obligation shall be secured by the letter of credit specified in subsection (d) below) and (ii) the
remaining amounts invoiced within [              ] after receipt thereof. In no
event shall the amounts due within [              ] under clause (i) of the
preceding sentence and the corresponding provision in the agreement for the
Companion Subnetwork exceed [            ] Dollars ($[        ]) in the
aggregate. Vendor shall provide Impsat with reasonable supporting documentation with respect to such costs and expenses. Vendor shall make commercially reasonable efforts to mitigate its expenses by canceling commitments for the purchase of Products and/or Services or assigning, at Impsat's option, any such commitments to Impsat.

     (d) In furtherance of Impsat's obligations under subsection (c) of this Section and of subsection (c) of the Section in the similar turnkey project agreement for the Companion Subnetwork, Impsat shall issue to NNC, for the benefit of NNC, Nortel-Argentina and Nortel-Brazil, upon execution of this Agreement, an irrevocable standby letter of credit in favor of Vendor, confirmed by a United States bank acceptable to Vendor, substantially in the form attached hereto as Exhibit N and received by Vendor within ten (10) calendar days after execution of this Agreement. The standby letter of credit shall be in the amount
of [             ] Dollars (US$[        ]) and shall be valid until [
    ] The Parties agree that only one standby letter of credit in the amount indicated in the previous sentence shall be issued by Impsat to NNC in order to comply with the obligations of this Agreement and the turnkey project agreement for the Companion Subnetwork. Vendor agrees to pay the cost associated with the issuance of the standby letter of credit. NNC, for its own benefit and for the benefit of Nortel-Argentina and Nortel-Brazil, shall have a right to draw down on the standby letter of credit in the event (i) the Vendor Financing Agreement is not executed within thirty (30) days of the execution of this Agreement, or
(ii) any of the conditions precedent for the Initial Draw under the Vendor Financing Agreement have not been satisfied on or prior to the Outside Date and upon presentation of an invoice pursuant to subsection (c) of this Section 9.3. The Parties agree that the value of the standby letter of credit is only an approximation of the costs Vendor expects to incur by the Outside Date and is in no way a limitation on the costs which Impsat shall be required to pay Vendor as provided in subsection (c) of this Section 9.3.

     (e) The Vendor, in addition to its other rights, shall have the right to terminate this Agreement by written notice to Impsat, effective immediately upon delivery of such notice, without any penalty or prejudice to its rights or remedies hereunder or at law or in equity, if for any reason: (i) an Event of Default exists under the Vendor Financing Agreement (as such term is defined in the Vendor Financing Agreement), except if there are Available Funds, as defined in subsection (f) of this Section 9.3; or (ii) the Vendor has


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
properly suspended the performance of the Work in whole or in part in accordance with subsection (f) of this Section and such suspension continues for longer than one hundred and eighty (180) days; provided that such Event of Default or the reasons authorizing such suspension are continuing at the time of delivery of such termination notice.

     (f) The Parties further agree that the Vendor's obligation to sell, supply or deliver the Work shall at all times be subject to Impsat having available under the Vendor Financing Agreement or from any other source adequately demonstrated by Impsat ("Available Funds") funds to pay for Work the Vendor is required to perform hereunder. The Vendor shall have the right to suspend the performance of Work hereunder, in whole or in part, upon written notice to Impsat effective immediately, if at any time: (y) an Event of Default (as defined in the Vendor Financing Agreement) exists and is continuing under the Vendor Financing Agreement and (z) Impsat fails to provide the Vendor with adequate assurance relating to the existence of Available Funds within ten (10) days after receiving a written request by the Vendor to provide such assurance. Any delay directly resulting from a suspension of Work permissible under this
Section 9.3 shall not be deemed to be a delay by the Vendor for any reason hereunder, and the Vendor shall not be obligated to pay any penalty or other amount as a result thereof.

     (g) For the avoidance of doubt, and notwithstanding any other provision in this Agreement to the contrary, all Work performed hereunder by Vendor shall be subject to payment by Impsat, and payment by Impsat for such Work shall not be subject to any limitation or delay based on availability of funds to Impsat under the Vendor Financing Agreement or otherwise.

9.4 Disputed Invoices.

     If Impsat, within ten (10) days of receipt of an invoice from Vendor, notifies the Vendor that Impsat disputes any amount invoiced by the Vendor to Impsat, then each Party shall provide to the other Party all information reasonably requested by such other Party which it has to support its position regarding the disputed portion of the invoice and shall proceed in good faith and in a timely manner to resolve such disputed portion. Impsat's obligation to pay the disputed portion of any invoice shall be suspended for such period of time as is reasonably required to resolve any such dispute; provided, that any disputed amount that is subsequently determined to be payable by Impsat to the Vendor as of the invoice date shall bear interest at the rate of one percent (1.0%) per month from the original due date until the date of actual full payment.

9.5 Late Payments.

     Any amount owed by Impsat to the Vendor hereunder that is not paid when due shall bear interest at a rate of one percent (1.0%) per month from the original due date until the date of actual full payment.

9.6 Right of Offset.

     One Party making payment to another Party pursuant to this Agreement may reduce the amount of such payment by the amount of money owed pursuant to this Agreement to the Party making payment by the Party receiving payment; provided, however, that Impsat shall have no right of offset under the Vendor Financing Agreement or against third-party lenders.

9.7 Taxes.

     (a) Vendor agrees to ensure that it is in good standing and is appropriately registered, including without limitation with respect to Taxes, in any country, state or other jurisdiction where legally required. In addition, Vendor agrees to cooperate and assist Impsat in Impsat's efforts (i) to have Products which are the subject of this Agreement made exempt from VAT, whether in the manufacture of the Products or related to the importation or location or Installation of the Products, (ii) to request revisions, drawbacks, remissions, reclassifications or the like in the jurisdictions identified by Impsat; or
(iii) to reduce or eliminate VAT (including the provision of applicable certifications and forms) and to obtain any available refunds of VAT, provided that Vendor shall not be required to act other than in accordance with the relevant Applicable Laws then in force. Impsat shall reimburse Vendor, in accordance with Section 9.2, for any reasonable costs (including the reasonable fees and expenses of legal counsel, accountants and other advisors) incurred by Vendor under this Section 9.7(a), provided that Impsat was notified and has consented to the incurrence of such costs, fees and expenses. In addition, if any taxing authority determines that Vendor followed a certain course of action pursuant to subsections (i) through (iii) above for which it was ineligible under Applicable Law which Impsat has requested or to which Impsat has consented, Impsat agrees to indemnify, defend and hold Vendor harmless pursuant to the procedures set forth in Section 13.6 for all taxes, penalties, interest payments, fines and any other out-of-pocket costs Vendor incurs in connection with such matters.

     (b) Prior to the date of Final Acceptance of the Subnetwork or any Functional Unit thereof, Vendor shall provide evidence of having made all payments for Taxes included in the Aggregate Price which Vendor is required to pay on Impsat's behalf where Impsat is listed as the payor, or the portion thereof attributable to a particular Functional Unit, which evidence shall be provided within sixty (60) days after the date of each such payment.

     (c) As part of the Work, Vendor shall obtain at its own expense any import license or other official authorization and carry out all customs formalities necessary for the importation or exportation of goods in connection with such Work and pay any applicable duties or other Taxes or charges.

     (d)  Withholding Tax.

          (i) If withholding of any Tax is required in respect of any payment by Impsat to Vendor hereunder, Impsat shall (i) withhold the appropriate amount from such payment, (ii) pay such amount to the relevant authorities in accordance with the Applicable Laws, and
               (iii) pay Vendor an additional amount such that the net amount received by Vendor is the amount Vendor would have received in the absence of such withholding, except no additional amount shall be paid to Vendor if and to the extent any such withholding would not have been required if Vendor had satisfied its other Tax payment obligations. If Impsat is required to withhold any Tax in respect of any payment to Vendor by Impsat hereunder, Impsat shall provide to Vendor, within fifteen (15) calendar days of the relevant Tax payment, a certified copy of an official tax receipt for any Tax which is retained from any payment due to Vendor or for any Tax which is paid on behalf of Vendor. All such receipts shall be in the name of Vendor. Vendor agrees to complete and provide to Impsat within a reasonable period of time, or if required, to the applicable taxing authority, such forms, certifications or other documents as may be reasonably requested by Impsat, in order to allow it to make payments to Vendor without any deduction or withholding on account of withholding Taxes (or at a reduced rate thereof) or to receive a refund of any amounts deducted or withheld on account of withholding Taxes.

          (ii) If Vendor shall become aware that it is entitled to receive a refund or benefit from a credit from a relevant taxing or governmental authority in respect of a Tax as to which Impsat has paid an additional amount pursuant to subsection 9.7(d)(i) above, Vendor shall promptly notify Impsat of the availability of such refund or the benefit of such credit and shall, within a reasonable period of time after receipt of a request by Impsat (whether as a result of notification that it has made to Impsat or otherwise), make a claim to such taxing or governmental authority for such refund or the benefit of the applicable tax credit at Impsat's expense. If Vendor receives a refund or the benefit of such applicable tax credit in respect of a Tax as to which Impsat has paid an additional amount pursuant to subsection 9.7(d)(i), or if, as a result of Impsat's payment of such additional amounts, Vendor or any other member of an affiliated group of which Vendor is a member, receives a credit against Taxes imposed on its income or franchise taxes imposed on it by the country under the laws of which it is organized or any political subdivision thereof, Vendor shall promptly notify Impsat of such refund or the benefit of the applicable tax credit and shall within 30 days from the date of receipt of such refund or the benefit of such tax credit pay over the amount of such refund or benefit of such applicable tax credit (including any interest paid or credited by the relevant taxing or governmental authority with respect to such refund or the benefit of the applicable tax credit) to Impsat (but only to the extent of the additional payments made by Impsat under subsection 9.7(d)(i) above with respect to the Tax giving rise to such refund or the benefit of the applicable tax credit), net of all out-of-pocket expenses of Vendor which it would not have incurred but for the application of this paragraph; provided, however, that Impsat, upon the request of Vendor, agrees to repay the amount paid over to Impsat (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to Vendor in the event Vendor is required to repay such refund or credit to such relevant authority.

          (iii) In the event that Vendor must engage service providers from outside Argentina and/or place service providers from outside Argentina onto the Nortel-Argentina payroll, Impsat shall be required to pay the additional withholding taxes and/or the additional tax burden with respect to such service providers; provided, however, that any such additional payments shall not exceed [ ] Dollars (US$[ ]) in the aggregate.

     (e) Where Vendor cannot act on behalf of Impsat in making any payment, Impsat shall directly pay all applicable customs fees, import duties and similar charges to the appropriate customs or taxing authority out of funds provided by Vendor.

                                   ARTICLE X.
            SHIPPING, LOGISTICS, IMPORTATION; TITLE AND RISK OF LOSS

10.1 Title and Risk of Loss - General.

     The Vendor shall retain title with respect to each Item of Telecommunications Equipment delivered hereunder until shipment of such Item of Telecommunications Equipment, whereupon title to such Item of Telecommunications Equipment shall pass to Impsat (with the exception of Software Elements contained therein). The Vendor shall retain title with respect to each Network Element Facility and each Item of Product contained therein (excluding each Item of Telecommunications Equipment for which title has already passed to Impsat pursuant to the previous sentence of this Section 10.1) until the earlier to occur of (i) the earlier of (x) Provisional Acceptance of the Network or (y) In Revenue Service of the Functional Unit that includes such Network Element Facility, or (ii) if different from (i), as otherwise required by Applicable Law, whereupon title to such Network Element Facility as a whole shall pass to Impsat (with the exception of Software Elements). Risk of loss with respect to such Network Element Facility and each Item of Product (including Telecommunications Equipment) contained therein shall pass to Impsat upon the earlier to occur of (i) In Revenue Service of the Functional Unit that contains such Network Element Facility and Equipment and (ii) Provisional Acceptance of the Network. Until such time as risk of loss for each Item of Product and each Network Element Facility passes to Impsat, Vendor shall either (i) maintain insurance coverage at its sole cost and expense for each Item of Product and each Network Element Facility in accordance with the provisions of Article XI, or (ii) reimburse Impsat for all costs and expenses incurred by Impsat to insure each Item of Product and each Network Element Facility, including all premiums and deductibles related thereto, if Vendor is unable to or does not obtain such insurance coverage. If Vendor chooses to carry the insurance coverage in its own name, Vendor agrees to prosecute diligently any and all claims and, if title has passed to Impsat, to turn the proceeds of any recovery over to Impsat plus the amount of any deductible deducted therefrom. The Parties shall execute all appropriate documents to evidence the conveyance of title pursuant to this
Section 10.1, including without limitation any bills of sale or deeds of title. Title to Software

Elements shall not pass to Impsat at any time but shall instead by licensed under Section 7.2. The foregoing shall in no way restrict Impsat's inspection rights pursuant to Section 3.12 nor modify any warranties of NNC and its Subsidiaries as provided in Article XII.

10.2 Shipping.

     The Vendor shall pack and secure each Item of Products in an appropriate manner so as to ensure the protection of such Item during transportation to and within Argentina, as applicable. The Vendor shall replace any Item of Product that is found to have been damaged due to inadequate packing or as a result of transportation.

10.3 Importation and Inland Transportation.

     The Vendor shall be responsible (i) for the importation of all Products (including tangible embodiments of Network Software as aforesaid) sourced outside of Argentina or Brazil, as applicable, into Argentina or Brazil, and the transportation of all Items of Products from the port of entry in Argentina or Brazil, as the case may be, to the Sites where such Items are to be installed; and (ii) for the transportation of all Items sourced in Argentina or Brazil, as the case may be, from the source to the Sites where such Items are to be installed. Prior to the importation of any Product into Argentina, Vendor shall provide Impsat in writing with Vendor's formal position on the harmonized code and the amount of the import duty payable with respect to such Product. If Impsat agrees with the position taken by Vendor, then Impsat shall be the importer of record. If Impsat, on a reasonable basis, does not agree on a case by case basis with the Vendor's proposed harmonized codes, the Vendor shall choose either (x) to accept Impsat's proposed harmonized code, in which case Impsat shall be the importer of record or (y) to reject Impsat's proposed harmonized code, in which case Vendor shall be the importer of record. If the cost of the import duties using the proposed harmonized codes offered by Impsat are lower than the proposed harmonized codes offered by Vendor, then such savings shall be credited to Impsat on the date of importation; provided, however, that in order for Impsat to receive such credit, Impsat must provide for Vendor's review a calculation detailing the achieved savings claimed by Impsat. Notwithstanding anything above to the contrary, in all cases the prices quoted on the Product List and Pricing Schedule shall be the maximum amounts paid by Impsat. The Vendor shall pay when due, before any liens can attach to the items in question, all costs of importation and transportation.

10.4 Export and Import Licenses and Work Permits.

     (a) The Vendor shall be responsible for obtaining all export licenses and/or complying with other Applicable Laws applicable to the exportation from the country of origin, transshipment if required and importation into Argentina of all Products related to the Subnetwork. The Vendor shall also be responsible for obtaining any import licenses and/or other Applicable Permits for the importation of the Products into Argentina and the performance of Services therein, including all entry or work permits, visas or authorizations for personnel engaged by the Vendor in connection with the Subnetwork, all as required by the Argentine government, as the case may be, or any agency or political subdivision thereof. The Vendor shall pay all applicable license fees and other costs related to the foregoing.

Impsat shall assist the Vendor as Vendor may reasonably request in obtaining any such required approvals but shall not be required to incur any out-of-pocket costs in doing so.

     (b) The Parties acknowledge that certain Products and Services provided hereunder may be subject to laws and regulations regarding their export and import, and that the use, distribution, transfer or transmission of certain Products and Services may be required to be authorized under such laws and regulations. Vendor shall use reasonable efforts to obtain all required export licenses in such a manner that such licenses will permit Impsat to use, transfer or move such Products and Services as needed throughout the Project Countries. In addition, unless otherwise agreed to by the Parties in this Agreement or in any other agreement executed by the Parties, Impsat shall be permitted to import and export Products and the tangible results of the Services provided hereunder to and from any Project Country for use in the Project so long as the importation and/or exportation of such Products and the tangible results of such Services comply with all Applicable Laws.

                                  ARTICLE XI.
                                   INSURANCE

     11.1 Maintenance of Insurance. At all times during the Term of this Agreement, the Vendor shall maintain the following insurance policies:

     (a) Workers' Compensation or similar insurance coverage and Employers' Liability Insurance sufficient to satisfy all applicable statutory requirements.

     (b) Comprehensive General Public Liability Insurance, covering personal injury and/or tangible property damage, with combined single limits of not less than [ ] U.S. Dollars (US$ [ ]) for claims of injury or death of any persons or loss of or damage to property resulting from any one accident. Such Comprehensive General Liability shall also include Contractual Liability Coverage which shall specifically apply to the obligations assumed by Vendor under the terms and conditions of this Agreement.

     (c) Comprehensive Automobile Liability insurance covering all vehicles and vehicular equipment owned, hired or in the custody and control of Vendor and complying with all Applicable Laws with limits not less than the statutorily required limits in Argentina.

     (d) Excess Comprehensive General Liability and Auto Liability insurance for the difference in the amounts insured under Sections 11.1(b) and 11.1(c) and [ ] U.S. Dollars (US$[ ]).

     (e) All Risk Insurance in respect of all property of Vendor, its respective officers, agents and employees connected with the performance of the Work against all loss or damage from whatever cause, including but not limited to fire, flood, earthquake and testing perils. Such All Risk Insurance shall also provide, with not less than the statutorily required limits in Argentina, (i) coverage for removal of debris and insuring the Products, Structures and Network Element Facilities, and all fixtures, materials and other property that are part thereof, (ii) off-site coverage with sublimits sufficient to insure the full replacement value of any Products or materials not stored on a Site, and (iii) permission for Impsat to occupy and operate Functional Units that have been placed into In Revenue Service.


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
Insurance under such policy shall remain in full force and effect until risk of loss is transferred to Impsat in accordance with Section 10.1.

     (f) Transit Insurance including inland, air, waterways and Marine Cargo coverage including War (other than on land) in an amount sufficient to cover the expected highest value of any one shipment. Coverage to include Institute Cargo Clauses, all risks 1.1.63, Institute War Clauses, London Malicious Damage Clause, and Institute Strikes Riots and Civil Commotion Clauses or their equivalent.

11.2 Additional Requirements.

     (a) All the insurance listed in Sections 10.1 and 11.1 above shall be effected with a creditworthy insurer, and shall be endorsed to provide Impsat with at least thirty (30) days prior written notice of cancellation or material change.

     (b) With the exception of Workmen's Compensation Insurance (or similar insurance coverage) and All Risk Insurance, all insurance listed in Section 11.1 shall name Impsat as an additional insured as to operations hereunder, in which event Vendor's insurance shall be primary to any insurance carried by Impsat.

     (c) All Risk Insurance required pursuant to Section 11.1 above shall contain a waiver of subrogation as against Impsat, and its Affiliates, officers and directors.

     (d) The limits specified herein are minimum requirements and shall not be construed in any way as limits of liability or as constituting acceptance by Impsat of such responsibility for financial liabilities in excess of such limits. Vendor shall bear all deductibles applicable to any insurance.

     (e) If it is judicially determined that the monetary limits of insurance required hereunder or of any indemnity voluntarily assumed under the terms and conditions of this Agreement which Vendor agrees will be supported either by available liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under Applicable Law, it is agreed that said insurance requirements or indemnity shall automatically be amended to conform to such monetary limits as may be specified by Applicable Law.

     (f) If Vendor fails to effect or keep in force any of the insurance required under this Agreement, Impsat may effect and keep in force any such insurance and pay such premiums as may be necessary for that purpose and from time to time deduct the amount so paid by Impsat from any money due or which may become due to Vendor hereunder or recover the same as a debt due from Vendor, provided that Impsat is not in default hereunder.

     (g) Each Party shall give the other prompt notification of any claim with respect to any of the insurance to be provided hereunder, accompanied by full details giving rise to such claim. Each Party shall afford the other all such assistance as may be required for the preparation and negotiation of insurance claims.

     (h) Vendor shall report to Impsat as soon as practicable all accidents or occurrences resulting in injuries to Vendor's employees or third parties, or damage to


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
property of third parties, arising out of our during the course of services for Impsat by Vendor.

     (i) Vendor may organize such levels of deductibles, excesses and self-insurance as it considers appropriate and which are within prudent industry standards.

     (j) The insurance requirements of this Article XI will remain in place with respect to each Functional Unit or the Subnetwork, as the case may be, and will not in any way be diminished or reduced until the transfer of title and risk of loss shall have passed to Impsat, even in the event of the sale of substantially all the assets of Vendor by way of a merger, consolidation or sale of assets.

     (k) If the Vendor fails to satisfy the requirements of any Applicable Law related to safety measures and as a result insurance coverage is denied, the Vendor shall still be liable for any claims, damages or liabilities resulting from such failure.

11.3 Subcontractors' Insurance Requirements.

     The Vendor shall obtain and maintain, or require each of its Subcontractors to obtain and maintain, during the time any such Subcontractors are engaged in providing Products and Services hereunder, adequate insurance coverage consistent with the requirements of Section 11.1.

11.4 Evidence of Insurance.

                  The Vendor shall furnish Impsat with certificates of insurance required hereunder in form and substance reasonably satisfactory to Impsat.

                                  ARTICLE XII.
                               PRODUCT WARRANTIES

12.1 Equipment and Services Warranty.

     (a) Vendor warrants that the Equipment (other than Network Software, the warranty for which is separately covered in Section 12.2 hereof) provided, furnished and performed under this Agreement shall be free from Defects and Deficiencies, shall comply with all Applicable Laws and shall conform to the applicable portions of the Specifications and Standards and the other provisions of the Contract Documents, for a period of [ ] from the date of Provisional Acceptance of the Subnetwork (the "Warranty Period"). In addition, all Services furnished by Vendor hereunder shall be free of Defects and Deficiencies. Any and all claims for breach of either warranty are conclusively deemed waived unless made during the Warranty Period. Performance of Vendor's obligations hereunder shall not extend the Warranty Period, except that any Equipment and/or Services repaired, replaced or corrected during the Warranty Period shall continue to be warranted for the longer of (i) the remainder of the Warranty Period or (ii)
[         ].

     (b) Vendor agrees to obtain warranties from its Subcontractors and third party contractors on the best possible terms (both in terms of scope and length of coverage), but in no event for less than the Warranty Period, and to provide contractually that Impsat


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
may, in its sole discretion, enforce such third party warranties after the expiration of the Warranty Period; provided, however, that Vendor shall obtain fiber optic cable with a design life of at least [ ], and the manufacturer(s) of such fiber optic cable shall provide a warranty for no less than [ ] on all such fiber optic cable.

     (c) Vendor's sole obligation and Impsat's exclusive remedy under the warranty in Section 12.1(a) is limited to the replacement or repair, at Vendor's cost, of the defective Equipment component, or the correction of the faulty Services. Such replacement Equipment may be new or reconditioned to perform as new, at Vendor's option. Vendor shall be responsible for transportation costs, duties, insurance and Taxes for replacement or repaired Equipment shipped to and from Impsat. Title to defective or replacement Equipment shall pass to Vendor or Impsat, as appropriate, upon receipt thereof. Vendor shall use reasonable efforts to minimize the period of time that the Network, the Subnetwork, any Functional Unit, any Network Subsystem, any Network Element Facility or any Network Element is out of service for testing and repair. Impsat agrees to cooperate with Vendor to facilitate Vendor's repair activity.

     (d) The warranties set forth in this Section 12.1 shall not apply to any Equipment or Services where the non-conformance is due to (i) accident, fire or explosion, any or all of which were not the result of the performance of Work by Vendor; (ii) direct lightning strikes; (iii) alteration, abuse, misuse or repair not performed by Vendor; (iv) improper storage; (v) failure by Impsat to comply with all environmental requirements for Products as specified by Vendor or any other applicable Subcontractor, such as but not limited to temperature and humidity ranges; (vi) any error, act or omission by anyone other than Vendor;
(vii) use of a Product provided by Vendor in conjunction with another product not provided to Impsat pursuant to this Agreement that does not satisfy the Specifications and Standards and the other provisions of the Contract Documents;
(viii) if applicable, where written notice of the non-conformance (once Impsat becomes aware of such non-conformance) has not been given to Vendor within the applicable notice period; (ix) a defect in the Impsat-Provided Equipment; or (x) improper performance of installation, maintenance, operation or other service in connection with Products, provided that such service was not performed by Vendor, on Vendor's behalf or at Vendor's direction; provided, however, that if Impsat contacts Vendor regarding a non-conformance issue, and Vendor fails to attempt to remedy or correct such non-conformance within the time periods provided for in the Contract Documents, Impsat may take reasonable steps to mitigate and prevent further damage from such non-conformance without affecting or diminishing the warranties provided for in this Section 12.1, provided that any Person engaged by Impsat with regard to such mitigation efforts shall be a Vendor certified technician or, if not available, a similarly qualified technician.

     (e) During the Warranty Period, Impsat may employ a Person other than Vendor to provide or may on its own provide on-going, routine maintenance services on the Subnetwork; provided, however, that such Person or Impsat must be a Vendor certified technician; provided, further, that the warranties provided in this Section 12.1 shall not apply to any Network Element on which a non-certified Vendor technician performs services.

     (f) Vendor shall bear the Costs of each repair, replacement or improvement required during the Warranty Period. As used herein, "Costs" means the costs


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
of making a repair, including the cost of components, equipment or materials requiring replacement, the cost of any additional equipment necessary to effect the repair, the cost of reburying any previously buried portion, the cost of labor and engineering assistance or development required to make the repair and all necessary associated costs, such as, but not limited to, Taxes, shipping and customs and services that may be required to make the repair.

(g) Vendor and Vendor's suppliers, as appropriate, shall not have any responsibility to Impsat's customers for warranties offered by Impsat to such customers and Impsat hereby indemnifies, defends and holds harmless pursuant to the procedures set forth in Section 13.6 the Vendor, the Vendor's Subsidiaries and the Vendor's suppliers, as appropriate, from (i) any claims, damages or liabilities arising out of, or relating to, any warranties offered by Impsat to Impsat's customers, or (ii) any claims by a third party in respect of any malfunction, defect or error in any product or service offered by Impsat that is ultimately derived from the Equipment and Services provided pursuant to this Agreement.

12.2 Software Warranty.

     (a) Each Software Element comprised in the Network Software supplied by the Vendor hereunder (whether developed by the Vendor or procured from a third-party supplier), including all updates and revisions thereof, when delivered to Impsat and installed by the Vendor and operated in accordance with the Contract Documents, shall (i) be free from Defects and Deficiencies which result in malfunctions which materially affect the use of such Software Element in accordance with the Specifications and Standards and the other provisions of the Contract Documents, (ii) shall function in accordance with all applicable provisions of the Contract Documents, (iii) shall comply with all Applicable Laws and (iv) are and shall remain Year 2000 Compliant. The warranties described in this Section 12.2 shall apply for a period of [ ] extending from the date of Provisional Acceptance of the Subnetwork. During such period the Vendor shall provide Impsat with software support and maintenance for such Software Element in accordance with support quality standards specified in Article VI and as otherwise provided in the Contract Documents; provided, however, that with regard to the Year 2000 Compliant warranty, if a Software Element is not Year 2000 Compliant, Impsat's sole remedy and Vendor's sole obligation under this
Section 12.2(a) is for Vendor to correct such failure through, at Vendor's option, the repair, replacement or modification of the relevant Software Element, all in the time, manner and upon the conditions set out in Exhibit I. The foregoing does not constitute a commitment by Vendor (i) to extend the Warranty Period or (ii) that the date format used by a Software Element complies with any particular standard. The foregoing warranties shall only apply to Software Elements in the form provided and/or modified and enhanced by the Vendor. Modifications of any Software Element by any party other than the Vendor, any of its Affiliates or a third party authorized by the Vendor shall void the obligations of the Vendor under this Section with respect to such modified Software Element.

     (b) Vendor warrants that the Network Software will not contain a lockup or backdoor program which is designed by Vendor to deliberately lock-up the Network Software or which provides an unauthorized third-party with access to the Network Software. Vendor further warrants that (i) during the Installation of the Network Software it will take reasonable steps to protect the Network Software against viruses, Trojan horses, trap doors, backdoors and similar devices that could disrupt or disable a computer system or any of its


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components, and (ii) it will not, under any circumstances, including enforcement of a valid contract right, install or trigger a lockup program or device which in any manner interferes with Impsat's use of the Network Software or operation of the Network, the Subnetwork or any part thereof. Impsat's sole remedy and Vendor's sole obligation under this Section 12.2(b) is for Vendor to correct such failure or eliminate such program or device through, at Vendor's option, the repair, replacement or modification of the relevant Software Element, all in the time, manner and upon the conditions set out in Exhibit I.

     (c) Impsat warrants that all Impsat-Provided Equipment shall be Year 2000 Complaint. If an Item of Impsat-Provided Equipment is not Year 2000 Compliant, Vendor's sole remedy and Impsat's sole obligation under this Section 12.2(c) is for Impsat to correct such failure at its sole cost and expense through, at Impsat's option, the repair, replacement or modification of the relevant Impsat-Provided Equipment. In addition, the completion milestones set forth in the Project Implementation Plan shall be extended by the length of any delay in completing a particular portion of the Subnetwork if such delay is the direct result of a failure of the Impsat-Provided Equipment to be Year 2000 Compliant.

12.3 Civil Work Warranty.

     (a) Vendor warrants that the Civil Work and the Structures shall be free from Defects and Deficiencies, shall comply with all Applicable Laws and shall conform to the applicable portions of the Specifications and Standards and the other provisions of the Contract Documents, for a period of [ ] from the date of Provisional Acceptance of the Subnetwork or such longer period of time as provided by Applicable Law. Performance of Vendor's obligations hereunder shall not extend the Warranty Period, except that any Civil Work repaired or corrected during the Warranty Period shall continue to be warranted for the balance of the Warranty Period.

     (b) When applicable, Vendor agrees to obtain warranties from its Subcontractors and third party contractors on the best possible terms (both in terms of scope and length of coverage), but in no event for less than the Warranty Period, and to provide contractually that Impsat may, in its sole discretion, enforce such third party warranties.

     (c) Vendor's sole obligation and Impsat's exclusive remedy under the warranty in Section 12.3(a) is limited to the repair, at Vendor's cost, of the defective Civil Work and Structures. If Vendor is in material breach in performing the Civil Work and completing the Structures, Impsat shall be entitled to engage its own subcontractor to complete or repair the defective Civil Work and Structures, provided that (i) Vendor has not commenced to cure
the defects within [           ] of receiving written notice thereof from Impsat
or has not continued diligently to attempt to cure after so commencing and (ii) Vendor personnel, or, in Vendor's absence, Impsat personnel shall supervise any such work.

     (d) Vendor shall use reasonable efforts to minimize the period of time that the Network, the Subnetwork, any Functional Unit, any Network Subsystem, any Network Element Facility or any Network Element is out of service for testing and repair. Impsat agrees to cooperate with Vendor to facilitate Vendor's repair activity.

     (e) During the Warranty Period, Impsat may employ a Person other than Vendor to provide or may on its own provide on-going, routine maintenance services on the


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
Subnetwork; provided, however, that such Person or Impsat must be a Vendor certified technician; provided, further, that the warranties provided in this
Section 12.3 shall not apply to any Network Element on which a non-certified Vendor technician performs services.

     (f) Vendor shall bear the Costs of each repair or improvement required during the Civil Work Warranty Period.

     (g) Vendor and Vendor's suppliers, as appropriate, shall not have any responsibility to Impsat's customers for warranties offered by Impsat to such customers and Impsat hereby indemnifies, defends and holds harmless, pursuant to the procedures set forth in Section 13.6, the Vendor, the Vendor's Subsidiaries and the Vendor's suppliers, as appropriate, from (i) any claims, damages or liabilities arising out of, or relating to, any warranties offered by Impsat to Impsat's customers, or (ii) any claims by a third party in respect of any malfunction, defect or error in any product or service offered by Impsat that is ultimately derived from the Civil Work provided pursuant to this Agreement.

12.4 Warranty Limitations.

     (a) THE WARRANTIES SET FORTH HEREIN WILL CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE EQUIPMENT, SERVICES AND SOFTWARE ELEMENTS PROVIDED, AND THE REMEDIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE REMEDIES OF IMPSAT, ITS SUBSIDIARIES AND AFFILIATES UNDER SUCH WARRANTIES. THEY ARE IN LIEU OF ALL OTHER WARRANTIES WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. NNC, ITS SUBSIDIARIES AND AFFILIATES SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES. THIS LIMITATION OF WARRANTIES WAS A MATERIAL FACTOR IN THE ESTABLISHMENT OF THE LICENSE FEE CHARGED FOR THE SOFTWARE LICENSE.

     (b) Vendor's obligations under this Article shall not apply to (i) Equipment or components thereof such as fuses and bulbs that are normally consumed in operation before the expiration of the Warranty Period; (ii) Defects or Deficiencies that are the result of storage, installation, use, maintenance or repair by Impsat that is inconsistent with industry standards or outside the environmental parameters defined in the Specifications and Standards; (iii) Defects and Deficiencies that are the direct result of the operation of Equipment with hardware not provided by Vendor that does not comply with the Specifications and Standards and the other provisions of the Contract Documents related thereto or with applicable international standards; and (iv) Equipment or components thereof that have been involved in an accident, fire, explosion, Act of God or any other cause not attributable to Vendor, or (v) Defects or Deficiencies that result from the alteration, repair, installation or relocation of Equipment by any party other than Vendor or Vendor's agents. For purposes of clause (v), "install" shall not mean the routine connection or plug-in of the components done in accordance with the NNCP guidelines.

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                                 ARTICLE XIII.
                    INDEMNITIES AND LIMITATIONS ON LIABILITY

13.1     Vendor Indemnity.

     (a) General. The Vendor shall be liable for and shall indemnify, defend and hold harmless Impsat, its Affiliates and its Subsidiaries, and their officers, directors, employees, agents and representatives, to the fullest extent permitted by law, against any Losses arising from or relating to any Proceeding in respect of: (i) bodily injuries to or the death of any person whomsoever caused by the Vendor or Vendor's employees, officers, directors, agents, representatives or Subcontractors in its performance of this Agreement; (ii) damage to any tangible property, in either case due to acts, negligence or omissions of the Vendor or the Vendor's employees, officers, directors, agents, representatives or Subcontractors; (iii) any breach of any of the Vendor's representations or warranties set forth in Section 15.1; (iv) any violation or failure to comply with any Applicable Laws or Applicable Permits by Vendor or any Subcontractor, including payment of wages and employee benefits and withholding of employment related Taxes; (v) any claims of Vendor's Subcontractors with respect to their relationship with Vendor; or (vi) any willful misconduct or grossly negligent act or failure to act by the Vendor related to this Agreement. Notwithstanding the foregoing, the Vendor shall not be liable for any Losses to the extent that such Losses arise out of the negligence or willful misconduct of Impsat, its Affiliates or Subsidiaries, or their respective officers, directors, employees, agents or representatives.

(b)      IPR Indemnity.

     (i) NNC agrees to indemnify, defend and hold harmless Impsat and its Affiliates with respect to any suit, claim, or proceeding brought against Impsat or its Affiliates alleging that use of the Products by Impsat or its Affiliates constitutes an infringement of any patent, copyright or any other intellectual property right in the U.S., Canada, or Argentina, or any costs, losses, damages or expenses of Impsat resulting from the same (collectively, "Damages"). The term "Damages" as used in this Section 13.1(b) is not limited to matters asserted by third parties against Impsat, but includes Damages incurred or sustained by Impsat in the absence of third party claims. NNC agrees to indemnify, defend and hold harmless Impsat and its Affiliates against any such claims and to pay all litigation costs (including the costs of investigation), reasonable attorney's fees, settlement payments and any damages awarded in any judgment arising from such suit, claim or proceeding in accordance with the provisions of this Article XIII.

     (ii) In the event that an injunction is obtained against the use by Impsat or its Affiliates of Products arising from such patent or copyright suit, claim or proceeding, in whole or in part, NNC shall, at its option, either: (i) procure for Impsat and its Affiliates the right to continue using the portion of a System

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
          enjoined from use; or (ii) replace or modify the same in a manner that is consistent with the Specifications and Standards and the other requirements of the Contract Documents.

     (iii) NNC's indemnity obligations under Section 13.1(b)(i) shall not apply to infringement claims based on the use of the Products in combination with any other apparatus or material not supplied by NNC (other than the Impsat-Provided Equipment) to the extent that the claims arise from such combination usage.

         13.2 Impsat Indemnity.

         Impsat shall be liable for and shall indemnify, defend and hold harmless the Vendor, its Affiliates and Subsidiaries, and their officers, directors, employees, agents and representatives, to the fullest extent permitted by law, against any Losses arising from or relating to any Proceeding, in respect of: (i) bodily injuries to or the death of any person whomsoever caused by Impsat or Impsat's employees, officers, directors, agents, representatives or subcontractors in its performance of this Agreement; (ii) damage to any tangible property, in either case due to acts, negligence or omissions of Impsat or Impsat's employees, officers, directors, agents, representatives or subcontractors; (iii) any breach of any of Impsat's representations and warranties set forth in Section 15.2; (iv) any violation by or failure to comply with any Applicable Laws or Applicable Permits by Impsat or any of its subcontractors, the compliance with which Vendor is not responsible for under this Agreement; (v) any claims of a subcontractor of Impsat with respect to its relationship with Impsat; or (vi) any willful misconduct or grossly negligent act by Impsat related to this Agreement. Notwithstanding the foregoing, Impsat shall not be liable for any Losses to the extent that such Losses arise out of the negligence or willful misconduct of the Vendor, the Vendor's Affiliates or subsidiaries, or their respective officers, directors, employees, agents or representatives.

         13.3 No Limitation on Other Rights.

         Vendor's obligation to indemnify Impsat, and Impsat's obligation to indemnify Vendor, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

         13.4 Limitation.

         (a)General. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES of any kind or nature. IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF either party to the other FOR ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, EXPENSES OR OBLIGATIONS, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE REGARDLESS OF DEGREE OF FAULT), STRICT LIABILITY, OR OTHERWISE, NOTWITHSTANDING THAT ANY OF SUCH CLAIMS MAY BE OCCASIONED BY A BREACH OF THIS AGREEMENT, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THIS AGREEMENT OR THE MANUFACTURE, SALE, LICENSE, DELIVERY, RESALE, REPAIR, REPLACEMENT,

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OR USE OF ANY EQUIPMENT OR THE RENDERING OF ANY SERVICES, EXCEED [ ]
PERCENT ([ ]%) of the AGGREGATE price.

         (b)Software License. EXCEPT AS PROVIDED OTHERWISE IN THE CONTRACT DOCUMENTS, IN NO EVENT SHALL NNC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES BE LIABLE TO IMPSAT, ITS SUBSIDIARIES OR AFFILIATES FOR: (i) ANY DAMAGES SUFFERED BY IMPSAT, ITS SUBSIDIARIES OR AFFILIATES TO THE EXTENT THAT SUCH DAMAGES RESULT FROM THE FAILURE OF IMPSAT, ITS SUBSIDIARIES OR AFFILIATES TO MEET OBLIGATIONS PURSUANT TO THE VENDOR LICENSE, AND (ii) ANY CLAIM AGAINST IMPSAT OR ITS SUBSIDIARIES OR AFFILIATES BY ANY THIRD PARTY FOR DAMAGES OF ANY KIND, ANY OR ALL OF WHICH ARISE FROM OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF THE SOFTWARE ELEMENT GOVERNED BY THE SOFTWARE LICENSE, EVEN IF NNC AND/OR ANY OF ITS SUBSIDIARIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

         13.5 Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications of insurers.

         13.6 Defense of Claims. If a claim for damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this
Article XIII. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such Claim, which compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. If the indemnifying party fails to assume the defense of such Claim within ten (10)

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calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article XIII and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify, defend and hold harmless an indemnified party from and against any damages by reason of such settlement or judgment.

                                  ARTICLE XIV.
                     FAILURE TO DELIVER AND EARLY COMPLETION

         14.1 Vendor's Failure to Deliver on Time.

         Vendor understands that if Provisional Acceptance of each Network Subsystem is not achieved by the deadlines set forth on Exhibit C, Impsat will suffer substantial damages that are impossible to determine as of this date. Therefore, in the event that the Vendor fails to achieve Provisional Acceptance of a Network Subsystem in accordance with the deadlines set forth on Exhibit C (as adjusted to reflect Force Majeure, delays agreed to in connection with Change Orders and Directed Changes and delays attributable to Impsat, and subject to any Punch List items that may be agreed in connection with the conduct of the applicable Acceptance Test), the Vendor shall pay to Impsat, as liquidated damages and not as a penalty, an amount equal to: the Aggregate Price (minus the portion of the Aggregate Price allocable to Maintenance Services and Operating Services and as further adjusted to reflect Change Orders and Directed Changes) multiplied by the "Coefficient" for such Network Subsystem listed on Exhibit C multiplied by the number of weeks that elapsed between the Provisional Acceptance deadline set forth on Exhibit C for such Network Subsystem and the actual date of Provisional Acceptance of such Network Subsystem multiplied by [ ]. The amount of liquidated damages, if any, with respect to a particular Network Subsystem shall appear as a credit to Impsat on the invoice for the month in which such Network Subsystem achieved Provisional Acceptance, or if there is no invoice for a given month against which to credit such liquidated damages, Impsat shall invoice Vendor for any such liquidated damages, and Vendor shall pay Impsat such amount within thirty (30) days of such invoice; provided, however, that the aggregate amount of liquidated damages payable with respect to all delays under this Section 14.1 plus the liquidated damages payable with respect to all delays under Section 14.3 shall in no event exceed [ ] percent ([ ]%) of the Aggregate Price (minus the portion of the Aggregate Price allocable to Maintenance Services and Operating Services and as further adjusted to reflect Change Orders and Directed Changes). For purposes of this Article XIV, a "week" shall mean a period of seven days or, in the event of a partial week, five or more days.

14.2     Vendor's Early Completion.

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         In the event that the Vendor achieves Provisional Acceptance of a
Network Subsystem in advance of the deadlines set forth on Exhibit C (as adjusted to reflect Force Majeure, delays agreed to in connection with Change Orders and Directed Changes and delays attributable to Impsat, and subject to any Punch List items that may be agreed in connection with the conduct of the applicable Acceptance Test), Impsat shall pay to Vendor a bonus worth an amount equal to: the Aggregate Price (minus the portion of the Aggregate Price allocable to Maintenance Services and Operating Services and as further adjusted to reflect Change Orders and Directed Changes) multiplied by the "Coefficient" for such Network Subsystem listed on Exhibit C multiplied by the number of weeks that the actual date of Provisional Acceptance of the Network Subsystem occurred in advance of the deadline set forth on Exhibit C for such Network Subsystem multiplied by [ ]. The amount of bonus, if any, with respect to a particular Network Subsystem shall appear as an additional charge to Impsat on the invoice for the month in which such Network Subsystem achieved Provisional Acceptance; provided, however, that the aggregate amount of bonuses payable with respect to all early completions hereunder shall in no event exceed [ ] percent ([ ]%) of the Aggregate Price (minus the portion of the Aggregate Price allocable to Maintenance Services and Operating Services and as further adjusted to reflect Change Orders and Directed Changes).

         14.3 Performance Related Damages.

         Vendor understands that if Provisional Acceptance of the Subnetwork is not achieved within sixty (60) days after all Functional Units in the Subnetwork achieve Final Acceptance, Impsat will suffer substantial damages that are impossible to determine as of this date. Therefore, if Provisional Acceptance of the Subnetwork does not occur within such period of time, Impsat shall be entitled to liquidated damages in the amount of $ [ ] per week for each week, up to [ ] weeks, that the actual date of Provisional Acceptance of the Subnetwork exceeds [ ] days; provided, however, that the aggregate amount of liquidated damages payable with respect to all delays under this Section 14.3 plus the liquidated damages payable with respect to all delays under Section 14.1 shall in no event exceed [ ] percent ([ ]%) of the Aggregate Price (minus the portion of the Aggregate Price allocable to Maintenance Services and Operating Services and as further adjusted to reflect Change Orders and Directed Changes). The amount of liquidated damages, if any, under this Section 14.3 shall appear as a credit to Impsat on the invoice for the month in which such liquidated damages are assessed, or if there is no invoice for a given month against which to credit such liquidated damages, Impsat shall invoice Vendor for any such liquidated damages, and Vendor shall pay Impsat such amount within thirty (30) days of such invoice

                                  ARTICLE XV.
                         REPRESENTATIONS AND WARRANTIES

         15.1 Representations and Warranties of the Vendor.

         The Vendor hereby represents and warrants to Impsat as follows:

         (a) Due Organization of the Vendor. NNC is a corporation duly incorporated, validly existing and in good standing under the laws of Canada, Nortel-

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Argentina is a corporation duly incorporated, validly existing and in good standing under the laws of Argentina, and NNC and Nortel-Argentina each has full corporate power and authority to own and operate its respective business and properties and to carry on its respective business as such business is now being conducted and each is duly qualified to do business in all jurisdictions in which the transaction of its business makes such qualification necessary.

         (b) Due Authorization of the Vendor; Binding Obligation. NNC and Nortel-Argentina each has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by NNC and Nortel-Argentina and is the valid and binding obligation of NNC and Nortel-Argentina, enforceable in accordance with its terms.

         (c) Non-Contravention. The execution, delivery and performance of this Agreement by NNC and Nortel-Argentina do not and will not, presently or by the lapse of time, the giving of notice or otherwise, constitute a violation of any Applicable Laws, of its certificate of incorporation, by laws or similar organizational document or in any material agreement, instrument or document to which either NNC or Nortel-Argentina is a party or by which NNC or Nortel-Argentina is bound.

         (d) Vendor License. The Vendor License granted to Impsat pursuant to
Section 7.2(a) and the Vendor IPR licensed hereunder do not infringe upon or otherwise breach, violate or constitute misappropriation of the rights of any third party, and no claims have been asserted by any Person against Vendor or its Subsidiaries with respect to the use of such Vendor IPR which challenge or call into question the validity or effectiveness of the Vendor License.

         15.2 Representations and Warranties of Impsat.

         Impsat hereby represents and warrants to the Vendor as follows:

         (a) Due Organization of Impsat. Impsat is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         (b) Due Authorization of Impsat: Binding Obligation. Impsat has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Impsat has been duly authorized by all necessary corporate action on the part of Impsat. This Agreement has been duly executed and delivered by Impsat and is the valid and binding obligation of Impsat enforceable in accordance with its terms.

         (c) Non-Contravention. The execution, delivery and performance of this Agreement by Impsat does not and will not, presently or by the lapse of time, the giving of notice or otherwise, constitute a violation of any Applicable Laws or any applicable provision contained in any of its certificate of incorporation, by-laws or similar organizational document or in any material agreement, instrument or document to which Impsat is a party or by which Impsat is bound.

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
         (d) Impsat License. The Impsat License granted to Vendor pursuant to
Section 7.1(c) and the Impsat IPR licensed hereunder do not infringe upon or otherwise breach, violate or constitute misappropriation of the rights of any third party, and no claims have been asserted by any Person against Impsat with respect to the use of such Impsat IPR which challenge or call into question the validity or effectiveness of the Impsat License.

                                  ARTICLE XVI.
                              TERM AND TERMINATION

         16.1 Term.

         This Agreement shall be effective and be in full force and effect for a term (the "Term") commencing on the date hereof and ending on the later of (i) the date of Final Overall Network Acceptance or (ii) the date that all warranties under Article XII hereof have terminated, unless otherwise extended by the mutual written consent of the Parties, or unless terminated earlier in accordance with the terms herein. The Parties' rights and obligations, which, by their nature would continue beyond the termination of this Agreement, including, but are not limited to, those contained in Articles II, VII, IX, XIII, XVI, XVIII and XIX and Sections 17.2, 17.3 and 17.7, shall survive any termination of this Agreement. Article VI (Spare Parts; Post-Commissioning Support) and Article XII (Product Warranties) shall survive termination, cancellation or expiration hereof, if and only if, this Agreement is terminated by Impsat pursuant to
Section 16.2.

         16.2 Termination.

         Either Impsat or the Vendor shall have the right to terminate this Agreement (i) in the event of a material breach of the Agreement by the other, after informal dispute resolution efforts as provided in Section 18.2 shall have been attempted with respect to such breach and the breach remains uncured for thirty (30) days after notice thereof to the breaching Party, (ii) without notice in the Event of Bankruptcy of the other Party, or (iii) as otherwise provided in this Agreement, including but not limited to Sections 4.8(b), 5.6(e) and 5.7(c). Any termination shall be without prejudice to the rights and remedies of the terminating Party as described herein.

         16.3 Impsat's Option Upon Termination.

         (a) In the event of a termination of this Agreement by Impsat pursuant to Section 16.2, Impsat shall have the right to elect, by written notice to the Vendor within thirty (30) days after the date of delivery of the termination notice, to retain as its own property all or any Products and Civil Work and to enjoy the Vendor License related to such retained Products and Civil Work, and return the remaining Items of Product to the Vendor, in which case Impsat shall pay the allocable balance of the purchase price for the retained Items of Product and Civil Work, based on the unit prices for such Items of Product and Civil Work set forth in the Product List and Pricing Schedule; provided, however, that if the value of the Products and Civil Work already paid for by Impsat is greater than the value of the Products and Civil Work retained by Impsat following termination, with such values being based on the unit prices for such Items of Product and Civil Work set forth in the Product List and Pricing Schedule, then Impsat shall be entitled to a refund of the difference within thirty (30)

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days of termination. In addition, Impsat shall have the right to avail itself of any and all remedies available at law and/or equity.

         (b) In the event of a termination of this Agreement by Vendor pursuant to Section 9.3(e) or 16.2 or automatic termination under Section 9.3(b):

          (i) with respect to all Items of Products and all Structures that already have been installed or completed, and all Services and Civil Work fully or partially performed by Vendor, Impsat shall retain or obtain, as the case may be, the ownership of, and title to, such Items of Products and Structures, and shall enjoy the Vendor License related to such Items of Products, and shall pay the Vendor the price of such Items of Products, such Structures, and such Services and Civil Work related thereto, in each case at the unit price set forth therefor in the Product List and Pricing Schedule;

          (ii) with respect to all Items of Product that have not yet been shipped to Impsat, the Vendor shall retain the ownership of, and title to, such Items of Product and Impsat shall not be obligated to make any payment to the Vendor relating to such Items of Product; and

          (iii) with respect to all Items of Product that have been shipped to Impsat but have not yet been installed, Impsat shall retain ownership of, and title to, such Items of Product and Impsat shall be obligated to pay Vendor for such Items of Product at the price of such Items of Product set forth in the Product List and Pricing Schedule.

         (c) Upon (i) the purchase or return of the Items of Products and Civil Work by Impsat as described above, and (ii) the payment by Impsat or the refund by Vendor of the applicable amounts as set forth above, then, except for penalties, late fees and any other charges and liabilities previously incurred hereunder, including the obligations of the Parties pursuant to Article XIV, neither Party shall have any further right over or any further liability to the other Party whatsoever in respect of the transactions contemplated hereby, except as otherwise provided in the Contract Documents.

         (d) Notwithstanding anything else in this Agreement to the contrary, upon termination of this Agreement pursuant to this Article XVI or Section 9.3, Impsat shall retain the Vendor License with respect to all design and engineering work performed by Vendor in connection with this Agreement and paid for in full by Impsat in accordance with the terms of this Agreement.

         (e) Notwithstanding anything else in this Agreement to the contrary, upon termination of this Agreement pursuant to this Article XVI or Section 9.3, Impsat shall have the option of having any or all of Vendor's contracts with Subcontractors, except for contracts with Subcontractors related to Vendor IPR, assigned to Impsat, provided there is also a delegation of all existing duties under such contracts to Impsat.

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         (f) If this Agreement is terminated by Impsat pursuant to Section 16.2,
Impsat shall receive the entire amount of the Performance Bond than outstanding, and in addition, Impsat shall have no further obligation to pay Vendor any amounts owed pursuant to Sections 9.2(a)(iv) and (v) and 9.2(b)(iii) and (iv).
If this Agreement is terminated by Vendor pursuant to Section 16.2, the Performance Bond shall be returned to Vendor, and in addition, Vendor shall receive from Impsat all amounts owed pursuant to Sections 9.2(a)(iv) and (v) and 9.2(b)(iii) and (iv).

                                 ARTICLE XVII.
                              USE OF SUBCONTRACTORS

         17.1 Consent Required for Vendor to Subcontract.

         The Vendor shall not, without the prior written consent of Impsat, which consent shall not be unreasonably withheld or delayed, subcontract all or any portion of its obligations under this Agreement where the value of the subcontract exceeds [ ] U.S. Dollars (US $[ ]); provided, however, that until financing is available under the Vendor Financing Agreement, Vendor shall not, without the prior written consent of Impsat, which consent shall not be unreasonably withheld or delayed, subcontract all or any portion of its obligation under this Agreement where the value of the subcontract exceeds [ ] Dollars (US$[ ]); provided, further, that within thirty (30) days of the date hereof, Vendor shall provide to Impsat for Impsat's approval a list of all Subcontractors for Civil Work, and Vendor agrees not to use Subcontractors for Civil Work who are not contained on such list without Impsat's prior written consent.

         17.2 Use of Subcontractors.

         (a) Vendor's Obligations Not Affected. In the event any portion of the Vendor's obligations are subcontracted, the Vendor shall be solely and personally responsible, as between Impsat and the Vendor, for the due performance by, and the liabilities to Impsat of, such authorized Subcontractors of all the applicable terms and conditions of this Agreement. Regardless of whether the Vendor obtains approval from Impsat of a Subcontractor or whether the Vendor uses a Subcontractor recommended by Impsat, such approval, use or recommendation will in no way increase the Vendor's rights or diminish the Vendor's liabilities to Impsat with respect to this Agreement, including the Vendor's liability for delays whether or not caused by a Subcontractor, and shall not, under any circumstances: (i) give rise to any claim by the Vendor against Impsat if such Subcontractor breaches its subcontracting agreement with the Vendor; (ii) create any contractual obligation by Impsat to the Subcontractor; (iii) give rise to a waiver by Impsat of its rights to reject any Defects or Deficiencies or Defective Work; or (iv) in any way release the Vendor from being solely and personally responsible to Impsat for the due performance by the Vendor, whether directly or through such Subcontractor, of all the applicable terms and conditions, including the Work, of this Agreement.

         (b) Selection of Subcontractors. In selecting Subcontractors as permitted hereunder in connection with the performance of the Work, the Vendor shall ensure that all Products and Services provided by any such Subcontractors meet the Specifications and Standards and the other provisions of the Contract Documents.

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         (c) Review and Approval not Relief of Vendor Liability. Any inspection, review or approval by Impsat permitted under this Agreement of any portion of the Work by the Vendor or any Subcontractor shall not relieve the Vendor of any duties, liabilities or obligations under this Agreement; provided, however, that any such inspections, reviews or approvals by Impsat not conducted within the prescribed periods which cause any delays in Vendor meeting its milestones under the Project Implementation Plan will result in an equitable extension of such milestone deadlines.

         (d) Subcontractor's Use of IPR. All subcontract work that relates to this Agreement shall be pursuant to written agreements which shall include a limitation on the use of the Background IPR of Impsat solely for the purpose of developing the Project and the operation and use of the Network

         17.3 Vendor Warranties.

         The warranties of the Vendor pursuant to Article XII shall be deemed to apply to all Work performed by any Subcontractor as though the Vendor had itself performed such Work. When entering into an agreement with a Subcontractor, Vendor shall ensure that the benefits of all warranties provided to Vendor by such Subcontractor pass through to Impsat. Impsat shall be entitled to, but shall not be obligated to, directly enforce any warranties of any Subcontractor; provided that no such election by Impsat shall relieve the Vendor from any obligations or liability with respect to any such warranty.

         17.4 Payments to Subcontractors.

         The Vendor shall make all payments to all Subcontractors (except in the case of legitimate disputes between the Vendor and any such Subcontractor arising out of the agreement between the Vendor and such Subcontractor) in accordance with the respective agreements between the Vendor and its Subcontractors such that Subcontractors will not be in a position to enforce liens and/or other rights against Impsat, the Network or any part thereof.

         17.5 Removal of Subcontractor or Subcontractor's Personnel.

         Impsat shall have the right at any time to require removal of any Subcontractor and/or any of a Subcontractor's personnel from Work on the Subnetwork upon reasonable grounds and reasonable prior written notice to the Vendor; provided, however, that no such removal will (i) cause the Vendor to incur additional costs, (ii) cause delays in the Project Implementation Plan, or
(iii) negatively impact the Specifications and Standards or the other provisions of the Contract Documents. The exercise of such right by Impsat shall have no effect on the provisions of Sections 17.1 and 17.2.

         17.6 Subcontractor Insurance; Compliance with Local Laws.

         The Vendor shall require all Subcontractors to obtain, maintain and keep in full force and effect during the time they are engaged in providing Work hereunder adequate insurance coverage consistent with Article XI (provided that the maintenance of any such Subcontractor insurance shall not relieve the Vendor of its other obligations pursuant to Article XI). The Vendor shall, upon Impsat's request, provide Impsat with copies of

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certificates of such insurance. In addition, Vendor shall require all
Subcontractors to comply with all Applicable Laws.

         17.7 No Effect of Inconsistent Terms in Subcontracts.

         The terms of this Agreement shall in all events be binding upon the Vendor regardless of and without regard to the existence of any inconsistent terms in any agreement between the Vendor and any Subcontractor whether or not and without regard to the fact that Impsat may have had notice, directly or indirectly, of any such inconsistent term.

         17.8 Additional Restrictions.

         The Work (excluding Work containing Vendor IPR) performed pursuant to this Agreement by Vendor and its Subcontractors shall be utilized exclusively in the fulfillment of this Agreement.

                                 ARTICLE XVIII.
                        GOVERNING LAW; DISPUTE RESOLUTION

         18.1 Governing Law.

         This Agreement shall be governed by and construed according to the laws of the State of New York, United States of America, without regard to its conflicts of law provision. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated hereby. For the avoidance of doubt, it is hereby understood by the Parties that the performance of the obligations assumed by each Party shall comply with all Applicable Laws.

         18.2 Informal Dispute Resolution.

         (a) Prior to the initiation of any arbitration proceeding pursuant to
Section 18.3, but without prejudice to the immediate application of the provisions of Sections 16.2 and 16.3, in the event any controversy, claim, dispute, difference or misunderstanding arises out of or relates to this Agreement, any term or condition hereof, any of the Work to be performed hereunder or in connection herewith, the Impsat Project Manager and the Vendor Project Manager shall meet and negotiate in good faith in an attempt to amicably resolve such controversy, claim, dispute, difference or misunderstanding in writing.

         (b) The Project Managers shall meet for this purpose within ten (10) Business Days, or such other time period mutually agreed to by the Parties, after such controversy, claim, dispute, difference or misunderstanding arises. If the Parties are unable to resolve the controversy, claim, dispute, difference or misunderstanding through good faith negotiations within such ten (10) Business Day period (or such other agreed-to time period), each Party shall, within five (5) Business Days after the expiration of such period, prepare a written position statement which summarizes the unresolved issues and such Party's proposed resolution. Such position statement shall be delivered by the Vendor to Impsat's Chief Technical Officer and by Impsat to the Vendor's corresponding officer or representative for resolution within (5) Business Days, or such other time period mutually agreed to by the Parties.

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         18.3 Agreement to Resolve Disputes by Arbitration.

         (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, interpretation, performance or validity thereof, shall be settled by arbitration, to be initiated by either Party by notifying the other Party in writing, and conducted in the English language (provided, however, that documents originally prepared in the Spanish language may be admitted in evidence without the need for translation) and in accordance with the International Arbitration Rules of ICC. At the request of either Party, a stenographic transcript of the testimony and proceedings will be taken and the arbitrators will base their decision upon the record and briefs (including, at the option of the Parties, post-hearing briefs) of the Parties.

         (b) The arbitration shall be conducted by a panel composed of three (3) arbitrators, each with at least ten (10) years of experience in the field of terrestrial communication networks. One arbitrator shall be appointed by the Vendor, and one arbitrator shall be appointed by Impsat, in each case within thirty (30) Business Days after the date of delivery of the notice requesting arbitration by the Party initiating the arbitration to the other Party. The third arbitrator shall be appointed by the first two arbitrators within fifteen
(15) Business Days after the later of the dates of appointment of the first two arbitrators. If any Party fails to appoint an arbitrator within the thirty Business Day period, or if the first two arbitrators fail to agree on the appointment of a third arbitrator within the fifteen Business Day period, then the arbitrator to be appointed shall be appointed by the ICC. The third arbitrator shall not be a citizen or resident of Argentina or Canada but may be a citizen or resident of the United States of America. Each arbitrator shall be fluent in English and Spanish.

         (c) The arbitration proceeding, including the making of the award, shall take place in the city of [ ], and the award or the arbitrator shall be final and binding upon the parties and may be entered in any court of competent jurisdiction.

         (d) All aspects relating to the Parties' agreement to resolve disputes by arbitration set forth in this Article, including without limitation the validity and enforceability of such agreement to arbitrate, the conduct of the arbitration proceeding and the recognition and enforcement of any arbitral award in the United States of America, shall be governed by the United States Federal Arbitration Act, Title 9, U.S. Code Sections 1 et seq., as amended from time to time, to the exclusion of any state or municipal laws. The Parties hereby consent to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any appellate court therefrom for purposes of the foregoing sentence; provided, however, that if for any reason said court shall lack subject matter jurisdiction, the Parties hereby consent to the non-exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, for such purposes. The Federal Rules of Evidence shall be used as non-binding guidelines for the admission of evidence, and reasonable discovery, including depositions, shall be permitted. Discovery and evidentiary issues shall be decided by the arbitrators.

         (e) Unless otherwise specifically provided in this Agreement, during the pendency of any arbitration proceedings, the Parties agree to continue to perform their

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obligations hereunder in the same manner as prior to the institution of such arbitration proceedings.

         (f) Notwithstanding anything above to the contrary, during the course of arbitration proceeding brought under this Section 18.3 , either Party may seek a court ordered injunction in order to maintain the status quo ante pending final dispute resolution.

         (g) Each Party shall pay for the services and expenses of the arbitrator appointed by it, its witnesses and attorneys. All other fees and expenses incurred in connection with the arbitration (including the fees and expenses of the ICC and the cost of the services and expenses of the arbitrator appointed by the two arbitrators appointed by the Parties or by the ICC) shall be paid in equal part by the Parties, unless the award shall specify a different division of said fees and expenses.

         18.4 Arbitration Awards.

         Without limiting its power to award monetary damages for damages sustained or such other relief as a Party may demand in its arbitral pleadings or as it may see fit, but subject to Section 13.4, the arbitral tribunal may include one or more of the following elements in any arbitration award:

               (i) an order awarding Impsat the right to require the Vendor to remove from Impsat's premises, in whole or in part and at Vendor's sole cost and expense, any Products and Structures that have been delivered or installed, together with a full refund to Impsat of the purchase price thereof;

               (ii) an order directing the Vendor to assign designated
                    Subcontractor agreements to Impsat without any change in price or conditions therein or any penalty or payment therefor, to the fullest extent permitted by such agreements; and

               (iii) an order directing the Vendor to pay to Impsat an amount equal to the difference between the Aggregate Price and the total cost incurred by Impsat in completing the construction and Installation of the Subnetwork by whatever reasonable means Impsat shall deem expedient.

                                  ARTICLE XIX.
                                  MISCELLANEOUS

         19.1 Expenses.

         Each Party shall bear its own expenses incurred in connection with the preparation and negotiation of this Agreement and any other documents required to effect the transactions contemplated hereby.

         19.2 Relationship of the Parties.

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         All performance by either Party under this Agreement shall be performed as an independent vendor or client (as the case may be) and not as an agent of the other Party, and neither Party shall be, nor represent itself to be, the employee, agent, representative, partner or joint venturer of the other. Neither Party shall have the right or authority to incur or assume an obligation on behalf of or in the name of the other Party or to otherwise act on behalf of the other. The performing Party shall be responsible for its employees', Subsidiaries', Affiliates' and third-party compliance with all Applicable Laws while performing under this Agreement. This Agreement shall not be construed to create any relationship, contractual or otherwise, between Impsat and any of the Vendor's Subcontractors.

         19.3 Notices.

         All notices under this Agreement shall be in writing (except where otherwise stated herein) and shall be given by overnight courier service, in each case to the address of the intended recipient as set forth below. A notice shall be deemed to have been given, if by courier service, on the third (3rd) Business Day after the date it is dispatched with proof of delivery to such courier service.

                  For notices to Impsat:

                           IMPSAT S.A.
                           c/o Impsat Corporation
                           Alferez Pareja 256
                           Buenos Aires, Argentina 1107
                           Attention: Jaime Vinocur


                  with a copy to:

                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, D.C. 20004
                           Attn: John P. Janka, Esq.


                  For notice to the Vendor:

                           Nortel Networks Corporation
                           c/o Nortel Networks (CALA) Inc.
                           1500 Concord Terrace
                           Sunrise, FL 33323
                           Attention: Vice-President and General Counsel


                  with a copy to:

                           Nortel Networks de Argentina S.A.

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                           Larrea 1079
                           (1117) Buenos Aires
                           Argentina
                           Attention: Colm Murray


         Any change to the name and/or address listed above may be made at any time by giving written notice to the other Party.

         19.4 Headings.

         The headings given to the Articles, Sections and Exhibits herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Article, Section or Exhibit to which the title refers.

         19.5 Severability.

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but, if any provision of this Agreement will be held to be prohibited or invalid in any jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect and such prohibited or invalid provision shall remain in effect in any jurisdiction in which it is not prohibited or invalid. In the event that an invalid or unenforceable provision is an essential and material element of this Agreement, the Parties shall promptly negotiate a replacement provision.

         19.6 Waiver.

         Unless otherwise specifically provided by the terms of this Agreement, no delay or failure to exercise a right resulting from any breach of this Agreement or arising under any terms or conditions shall impair such right or shall be construed to be a waiver thereof, but such right may be exercised from time to time as may be deemed expedient. If any representation, warranty or covenant contained in this Agreement is breached by either Party and thereafter waived by the other Party, such waiver shall be limited to the particular breach so waived and not be deemed to waive any other breach under this Agreement.

         19.7 Entirety of Agreement; No Oral Change.

         Except as expressly provided otherwise herein, this Agreement, together with the Exhibits hereto, which are hereby incorporated herein as an integral part hereof, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all proposals, oral or written, all prior and contemporaneous negotiations and other communications between the Parties with respect to the subject matter hereof, including but not limited to the LOI; provided, however, that notwithstanding anything above to the contrary, this Agreement shall not supersede (i) the Confidentiality Agreement dated April 29, 1998, and amended on January 21, 1999, between Impsat Corp. and Vendor and
(ii) that certain side letter agreement executed concurrently with the execution of this Agreement between Impsat Corp. and NNC regarding Impsat Corp.'s commitment to purchase additional Vendor provided Equipment and Services; provided, further, that all official documentation exchanged between the Parties pursuant to the Communication Plan included in Exhibit D

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
from the time of the execution of the LOI through the date hereof in connection with the implementing the LOI shall remain in effect, and all rights and obligations thereunder shall continue in effect. No modifications, alterations or waivers of any provisions contained herein or in any of the Exhibits hereto shall be binding on the Parties unless evidenced in writing signed by duly authorized representatives of both Parties.

         19.8 The Parties' Right to Assign.

         Except as otherwise provided herein, a Party's rights and obligations hereunder shall neither be assigned nor delegated without the prior written consent of the other Parties. If and only if there is no adverse tax effect on Impsat or its Subsidiaries, Impsat agrees not to withhold its consent for the substitution of a Subsidiary or Affiliate of NNC in its place as a contracting party to perform any work required in Impsat's country and to receive any payments pertaining to such work. Impsat shall have the right to assign all or part of its rights and delegate all or part of its duties hereunder to any of its Affiliates and to any purchaser of all or part of the Subnetwork. Any assignment by Impsat of all or part of its rights under the Vendor License must comply with the requirements of Section 7.4. No assignment or substitution pursuant to this Section 19.8 shall relieve the assigning Party of its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, Impsat may pledge all or any part of its interest in the Subnetwork, this Agreement and/or the Vendor License as security for loans or other forms of financing.

         19.9 Confidentiality.

         (a) The Parties acknowledge that in the course of the RFP process described in the recitals hereto, and in the course of negotiating and executing the LOI and this Agreement, each of the Parties has provided to the other certain information that it considers confidential and/or proprietary, and that additional such information will be provided to the other during the Term of this Agreement. The Parties further acknowledge that it is not feasible at this time to identify each category of information that each Party considers, or may consider, to be confidential and/or proprietary, and that each Party has certain legitimate business needs to use the confidential and/or proprietary information of the other Party in the course of implementing this Agreement, and implementing and operating the Network and the Project. The Parties therefore agree to cooperate with each other in all reasonable respects in order to maintain the confidential and/or proprietary nature of the confidential/proprietary information provided by the other Party. The Parties agree to use commercially reasonable business judgment in determining what information of the other Party is confidential and/or proprietary. The Parties further agree to do the following with respect to such information:

               (i) to use such information only for purposes of (x) fulfilling such Party's obligations, or enforcing such Party's rights, under this Agreement; (y) using, operating and maintaining the Network, including providing service thereon to customers and engaging contractors to provide goods and/or services with respect thereto, and (z) developing, implementing, using, operating and/or maintaining aspects of the Project other than the Subnetwork;

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               (ii) to limit the disclosure of such information to that which is reasonably necessary to achieve the purposes described in clause (i) above;

               (iii) to obtain prior written confidentiality undertakings from any contractors whom a Party engages to provide goods and/or services to such Party and to whom such Party discloses such information; and

               (iv) in cases where it is commercially and legally feasible to do so, to obtain written confidentiality undertakings from other Persons and entities to whom a Party discloses such information, recognizing that it may not be feasible to obtain such undertakings from Governmental Entities or from Impsat's customers.

         (b) All confidential and/or proprietary information, unless otherwise specified in writing, shall remain the property of the Party who provided such information, and such written confidential and/or proprietary information, including all copies thereof, shall be returned to the Party who provided such information or destroyed upon termination of this Agreement, except for confidential and/or proprietary information that is needed by Impsat for the continued use, operation and maintenance of the Network. Confidential and/or proprietary information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise permitted in writing by the Party who originally provided such confidential and/or proprietary information.

         (c) The foregoing provisions of this Section 19.9 shall not apply to any confidential and/or proprietary information which (i) becomes publicly available other than through the disclosing Party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation, provided that the disclosing Party has used commercially reasonable efforts to avoid or limit such disclosure; (iii) is independently developed by the disclosing Party;
(iv) becomes available to the disclosing Party without restriction from a third party without an obligation to keep confidential such information; or (v) becomes relevant to the settlement of any dispute or enforcement of either Party's rights under this Agreement in accordance with the provisions of this Agreement, in which case appropriate protective measures shall be taken to preserve the confidentiality of such information as fully as possible within the confines of such settlement or enforcement process. If any confidential and/or proprietary information is required by law, regulation or court order to be disclosed, the disclosing Party shall promptly inform the other Party in writing of the requirements of such disclosure so that such Party may seek a protective order or other remedy. In addition, the disclosing Party further agrees that if the other Party is not successful in precluding the requesting body from requiring the disclosure of the confidential and/or proprietary information, the disclosing Party will furnish only that portion of the confidential and/or proprietary information which the disclosing Party is legally required to disclose and the disclosing Party will make all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the confidential and/or proprietary information.

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
         (d) All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements, shall be coordinated with and shall be subject to approval by both Parties prior to release.

         (e) The provisions of this Section 19.9 shall survive for seven (7) years after the Term of this Agreement has expired.

         19.10 Binding Effect.

         This Agreement shall bind, and inure to the benefit of, the Parties, their successors and permitted assigns.

         19.11 Counterparts.

         This Agreement may be executed by the Parties in any number of separate original and facsimile counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument, and the Parties agree to promptly exchange original copies. This Agreement shall be of no force or effect until executed by all of the Parties.

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
         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above through their respective duly authorized representatives.

                                   IMPSAT S.A.


                                    By:      /s/    Marcelo Girotti
                                             ------------------------
                                             Name:  Marcelo Girotti
                                             Title:  General Manager

                                    NORTEL NETWORKS CORPORATION


                                    By:      /s/ Erika F. Jung
                                             ----------------------
                                          Name:  Erika F. Jung
                                          Title:  Senior Advisor, Operations/
                                                  Customer Service


                                    NORTEL NETWORKS DE ARGENTINA S.A.


                                    By:      /s/    Juan L. Gutierrez
                                             --------------------------
                                             Name:  Juan L. Gutierrez
                                             Title:  President


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